As filed with the U.S. Securities and Exchange Commission on April 19, 2024

Registration No. 333-276796

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

180 Life Sciences Corp.

(Exact name of registrant as specified in its charter)

Delaware	2834	90-1890354
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

3000 El Camino Real, Bldg. 4, Suite 200
Palo Alto, CA 94306
(650) 507-0669

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James N. Wofody, M.D., Ph.D.
Chief Executive Officer
180 Life Sciences Corp.
3000 El Camino Real, Bldg. 4, Suite 200
Palo Alto, CA 94306
(650) 507-0669

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David M. Loev, Esq.

John S. Gillies, Esq.

The Loev Law Firm, PC

6300 West Loop South, Suite 280

Bellaire, Texas 77401

Telephone: (713) 524-4110

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Pursuant to Rule 429 under the Securities Act of 1933, as amended, and as further described below under the heading “Explanatory Note”, the prospectus contained in this Post-Effective Amendment No. 1 to Form S-1 relates to the Registration Statement (File No. 333-276796) originally declared effective on February 9, 2024, and is a combined prospectus including securities remaining unsold under (i) the Registration Statement on Form S-1 (File No. 333-271703). Accordingly, upon effectiveness, this post-effective amendment will also constitute a post-effective amendment to the Registration Statement referenced in clause (i) of the preceding sentence.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On May 5, 2023, 180 Life Sciences Corp. (the “Company”) filed a Registration Statement on Form S-1 (File No. 333-271703) (as amended, the “2023 Registration Statement”), which was subsequently declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 12, 2023 and contained a prospectus for the resale by the Selling Stockholder (as defined in the accompanying prospectus) of up to 234,143 shares of common stock of the Company. The shares of common stock registered for resale under the 2023 Registration Statement included: (i) 16,138 shares of common stock issuable upon the exercise of the July 2022 Common Warrants (as defined in the accompanying prospectus), (ii) 135,339 shares of common stock issuable upon the exercise of the December 2022 Common Warrants (as defined in the accompanying prospectus), and (iii) 82,668 shares of common stock issuable upon the exercise of the April 2023 Common Warrants (as defined in the accompanying prospectus), acquired by the Selling Stockholder, in each case, pursuant to securities purchase agreements between us and the Selling Stockholder.

On January 31, 2024, the Company filed a Registration Statement on Form S-1 (File No. 333-276796) (the “2024 Registration Statement” and together with the 2023 Registration Statement, the “Registration Statements”), which was declared effective by the SEC on February 9, 2024. The 2024 Registration Statement registered the resale of up to an aggregate of 734,263 shares of common stock of the Company by the Selling Stockholder (as defined in the accompanying prospectus). The shares of common stock registered for resale under the 2024 Registration Statement included: (i) 257,204 shares of common stock issuable upon the exercise of the December 2023 Pre-Funded Warrants (as defined in the accompanying prospectus), and (ii) 477,058 shares of common stock issuable upon the exercise of the December 2023 Common Warrants (as defined in the accompanying prospectus), acquired by the Selling Stockholder, in each case, pursuant to securities purchase agreements between us and the Selling Stockholder and amendments thereto.

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment No. 1”) to the 2024 Registration Statement is being filed (i) pursuant to Rule 429 under the Securities Act of 1933, as amended, to combine the prospectuses included in the 2024 Registration Statement and 2023 Registration Statement, (ii) to serve as a Section 10(a)(3) update to the Registration Statements and to make certain other updates to the prospectus that forms a part of this Post-Effective Amendment No. 1, and (iii) to update the section entitled “Selling Stockholders” contained in the accompanying prospectus to reflect, among other things, earlier sales or dispositions of securities made by the Selling Stockholder.

Combining both the Registration Statements, this Post-Effective Amendment No. 1 covers the offer and sale, from time to time, by the Selling Stockholder, or its permitted transferees, of up to an aggregate of 711,203 shares of common stock by the Selling Stockholder identified in the accompanying prospectus. The shares of common stock being registered for resale under the accompanying prospectus consist of: (i) 16,138 shares of common stock issuable upon the exercise of the July 2022 Common Warrants, (ii) 135,339 shares of common stock issuable upon the exercise of the December 2022 Common Warrants, (iii) 82,668 shares of common stock issuable upon the exercise of the April 2023 Common Warrants, and (iv) 477,058 shares of common stock issuable upon the exercise of the December 2023 Common Warrants, acquired by the Selling Stockholder, in each case, pursuant to securities purchase agreements between us and the Selling Stockholder and amendments thereto. The shares of common stock underlying the December 2023 Pre-Funded Warrants have already been sold by the Selling Stockholder.

No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filings of the Registration Statements.

The information contained in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 19, 2024

PRELIMINARY PROSPECTUS

711,203 Shares of Common Stock

This prospectus relates solely to the offer and sale from time to time of up to an aggregate of 711,203 shares of our common stock, par value $0.0001 per share, of 180 Life Sciences Corp., a Delaware corporation (the “Company,” “we,” “our” or “us”), by the selling stockholder identified in this prospectus (the “Selling Stockholder”). The shares of common stock being registered for resale hereunder consist of: (i) 16,138 shares of common stock issuable upon the exercise of the July 2022 Common Warrants (as defined herein), (ii) 135,339 shares of common stock issuable upon the exercise of the December 2022 Common Warrants (as defined herein), (iii) 82,668 shares of common stock issuable upon the exercise of the April 2023 Common Warrants (as defined herein), and (iv) 477,058 shares of common stock issuable upon the exercise of the December 2023 Common Warrants (as defined herein), in each case, acquired by the Selling Stockholder, pursuant to securities purchase agreements between us and the Selling Stockholder and amendments thereto (together the July 2022 Common Warrants, December 2022 Common Warrants, April 2023 Common Warrants and December 2023 Common Warrants, the “Warrants,” and all of the shares of common stock issuable upon exercise of the Warrants, the “Shares”).

Each of the Warrants are exercisable at an exercise price of $3.23. We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder. However, if all of the Warrants that are covered by this prospectus are exercised for cash, we may receive proceeds of up to approximately $2,297,185.69. We intend to use those proceeds, if any, for research and development, and general corporate purposes, including the potential expenses related to research and development, and general corporate purposes, and legal expenses. We will bear all other costs, expenses and fees in connection with the registration of the Shares. The Selling Stockholder will bear all commissions and discounts, if any, attributable to the sales of Shares.

The Selling Stockholder may offer such Shares from time to time as it may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” beginning on page 29 of this prospectus, at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. This prospectus does not necessarily mean that the Selling Stockholder will offer or sell the Shares. We cannot predict when or in what amounts the Selling Stockholder may sell any of the Shares offered by this prospectus. Any Shares subject to resale hereunder will have been issued by us and acquired by the Selling Stockholder prior to any resale of such Shares pursuant to this prospectus. Because all of the Shares offered under this prospectus are being offered by the Selling Stockholder, we cannot currently determine the price or prices at which the Shares may be sold under this prospectus.

Our common stock is traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “ATNF”. On April 18, 2024, the last reported sale price for our common stock as reported on Nasdaq was $1.83 per share.

INVESTING IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. SEE THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 9 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is           , 2024.

Our logo and some of our trademarks and tradenames are used in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of others. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus may appear without the ®, ™ and SM symbols. References to our trademarks, tradenames and service marks are not intended to indicate in any way that we will not assert to the fullest extent under applicable law our rights or the rights of the applicable licensors if any, nor that respective owners to other intellectual property rights will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, reports by market research firms or other independent sources that we believe to be reliable sources; however, we have not commissioned any of the market or survey data that is presented in this prospectus. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We are responsible for all of the disclosures contained in this prospectus, and we believe these industry publications and third-party research, surveys and studies are reliable, provided that we have not commissioned any such information. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under the section entitled “Risk Factors” of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates. Some market and other data included herein, as well as the data of competitors as they relate to 180 Life Sciences Corp., is also based on our good faith estimates.

i

Unless the context requires otherwise, references to the “Company,” “we,” “us,” “our,” “180 Life”, “180LS” and “180 Life Sciences Corp.” refer specifically to 180 Life Sciences Corp. and its consolidated subsidiaries. References to “KBL” refer to the Company prior to the November 6, 2020 Business Combination.

In addition, unless the context otherwise requires and for the purposes of this prospectus only:

●	“CAD” refers to Canadian dollars;

●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

●	“£” or “GBP” refers to British pounds sterling;

●	“SEC” or the “Commission” refers to the United States Securities and Exchange Commission; and

●	“Securities Act” refers to the Securities Act of 1933, as amended.

Effective on December 19, 2022 at 12:01 a.m. Eastern Time, we affected a 1-for-20 reverse stock split of our then outstanding common stock, with any fractional shares rounded up to the nearest whole share. Effective on February 28, 2024 at 12:01 a.m. Eastern Time, we affected a 1-for 19 reverse stock split of our then outstanding common stock with any fractional shares rounded up to the nearest whole share.

In connection with the reverse splits, all outstanding options, warrants, and other securities entitling their holders to purchase or otherwise receive shares of common stock were adjusted, as required by the terms of each security. The number of shares available to be awarded under the Company’s equity incentive plans were also appropriately adjusted. Following the reverse splits, the par value of the common stock remained unchanged at $0.0001 par value per share. The reverse splits did not change the authorized number of shares of common stock or preferred stock.

The effects of the reverse stock splits have been retroactively reflected throughout this prospectus.

ii

About This Prospectus

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Under this registration statement, the Selling Stockholder may, from time to time, sell the shares of common stock offered by it as described in this prospectus. We will not receive any proceeds from the sale by such Selling Stockholder of the Shares offered by it as described in this prospectus. We will not receive any proceeds from the sale of Shares pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash, if any.

Neither we nor the Selling Stockholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholder take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholder will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Incorporation by Incorporation” and “Where You Can Find More Information.”

iii

Prospectus Summary

The following summary highlights selected information contained elsewhere in this prospectus and/or incorporated by reference herein, and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus and the information incorporated by reference herein.

Our Company

We are a clinical stage biotechnology company headquartered in Palo Alto, California, focused on the development of therapeutics for unmet medical needs in chronic pain, inflammation and fibrosis by employing innovative research, and, where appropriate, combination therapy. We were founded by Prof. Sir Marc Feldmann (former Co-Executive Chairman), Prof. Lawrence Steinman (Executive Chairman), Prof. Raphael Mechoulam, since deceased, Dr. Jonathan Rothbard (Chief Scientific Officer), and Prof. Jagdeep Nanchahal (Consultant), all of whom are scientists in the biotechnology and pharmaceutical sectors with significant experience, and previous success, in drug discovery. Our management team has extensive experience in financing and growing early-stage healthcare companies.

We have three different product development platforms that are focused on different diseases or medical conditions, and that target different factors, molecules or proteins, as follows:

●	Anti-TNF platform: focusing on fibrosis and anti-tumor necrosis factor (“anti-TNF”);

●	SCAs platform: focusing on drugs which are synthetic cannabidiol (“CBD”) or cannabigerol analogs (“SCAs”); and

●	α7nAChR platform: focusing on alpha 7 nicotinic acetylcholine receptor (“α7nAChR”).

Our lead product candidate under the anti-TNF platform recently completed Phase 2a and Phase 2b proof-of-concept clinical trials in the United Kingdom (UK) and the Netherlands for early-stage Dupuytren’s Contracture, a condition that affects the development of fibrous connective tissue in the palm of the hand.

Currently, we are planning or conducting clinical trials only for certain indications under the anti-TNF platform, such as a planned Phase 2 trial for post-operative cognitive decline as well as a planned Phase 2 trial for frozen shoulder. We were recruiting patients for a feasibility trial for frozen shoulder, for which we have ended such recruitment at nine patients, due to a regulatory request in the UK to end slow recruiting trials. The result of the closure of the trial means that another trial will likely need to be undertaken in the future to recruit additional participants.

We were recently granted an allowance of claims for a U.S. patent with respect to the use of adalimumab for early-stage Dupuytren’s disease which, if granted, would have a term that expires no earlier than in 2037. Of our three product development platforms, only one, the SCAs platform, involves products that are related to cannabidiol (CBD) (and not to cannabis or tetrahydrocannabinol (THC)), and no clinical trials for indications or products under the SCAs platform are currently being conducted in the United States or abroad. We are currently undertaking preclinical research and development activities for the SCA platform. Due to restrictions in the Company’s resources, the Company has not made progress in the α7nAChR platform and has suspended further research and development activity in the meantime.

The Company is currently evaluating all options to monetize its existing assets, in addition to exploring other strategic alternatives to maximize value for its stockholders. Potential strategic alternatives that may be explored or evaluated by the Company as part of this process include, but are not limited to, an acquisition, merger, reverse merger, other business combination, sale of assets, licensing or other strategic transactions involving the Company.

Warrants and Related Transactions

On July 17, 2022, the Company entered into a Securities Purchase Agreement with certain purchasers, pursuant to which the Company agreed to sell an aggregate of 9,211 shares of common stock, pre-funded warrants to purchase up to an aggregate of 6,927 shares of common stock (“July 2022 Pre-Funded Warrants”), and common stock warrants to purchase up to an aggregate of 16,138 shares of common stock (the “July 2022 Common Warrants”), at a combined purchase price of $402.80 per share and warrant (the “July 2022 Offering”). Aggregate gross proceeds from the July 2022 Offering were $6,499,737. The July 2022 Offering closed on July 20, 2022.

The July 2022 Pre-Funded Warrants had an exercise price equal to $0.0019 per share, were immediately exercisable and are subject to customary anti-dilution adjustments for stock splits or dividends or other similar transactions. The exercise price of the July 2022 Pre-Funded Warrants will not be subject to adjustment as a result of subsequent equity issuances at effective prices lower than the then-current exercise price. The July 2022 Pre-Funded Warrants were exercisable until they were exercised in full. The July 2022 Pre-Funded Warrants were subject to a provision prohibiting the exercise of such July 2022 Pre-Funded Warrants to the extent that, after giving effect to such exercise, the holder of such July 2022 Pre-Funded Warrants (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of 9.99% of the Company’s outstanding common stock (which may be increased or decreased, with 61 days prior written notice by the holder). All of the July 2022 Pre-Funded Warrants have been exercised to date.

The July 2022 Common Warrants originally had an exercise price equal to $402.80 per share, and have since been repriced to $0.17 per share, as discussed below and were exercisable 6 months following the closing of the July 2022 Offering, for a period of five years, and have since been extended as discussed below, and are subject to customary anti-dilution adjustments for stock splits or dividends or other similar transactions. The exercise price of the July 2022 Common Warrants will not be subject to adjustment as a result of subsequent equity issuances at effective prices lower than the then-current exercise price. The July 2022 Common Warrants are subject to a provision prohibiting the exercise of such July 2022 Common Warrants to the extent that, after giving effect to such exercise, the holder of such July 2022 Common Warrants (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of 4.99% of the Company’s outstanding common stock (which may be increased or decreased, with 61 days prior written notice by the holder).

On December 20, 2022, the Company entered into a Securities Purchase Agreement with certain purchasers, pursuant to which the Company agreed to sell an aggregate of 11,316 shares of common stock, pre-funded warrants to purchase up to an aggregate of 78,910 shares of common stock (“December 2022 Pre-Funded Warrants”), and common stock warrants to purchase up to an aggregate of 135,339 shares of common stock (the “December 2022 Common Warrants”), at a combined purchase price of $66.50 per share and warrant (the “December 2022 Offering”). Aggregate gross proceeds from the December 2022 Offering were approximately $6,000,000, and the December 2022 Offering closed on December 22, 2022.

The December 2022 Pre-Funded Warrants had an exercise price equal to $0.0019 per share, were immediately exercisable and were subject to customary anti-dilution adjustments for stock splits or dividends or other similar transactions. The December 2022 Pre-Funded Warrants were exercisable until they are exercised in full. The December 2022 Pre-Funded Warrants were subject to a provision prohibiting the exercise of such December 2022 Pre-Funded Warrants to the extent that, after giving effect to such exercise, the holder of such December 2022 Pre-Funded Warrants (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of 4.99% of the Company’s outstanding common stock (which may be increased or decreased, with 61 days prior written notice by the holder). The December 2022 Pre-Funded Warrants have been exercised in full.

The December 2022 Common Warrants originally had an exercise price equal to $66.50 per share, and have since been repriced to $0.17 per share, as discussed below, were exercisable 6 months following the closing of the December 2022 Offering, for a period of five years, and have since been extended as discussed below, and are subject to customary anti-dilution adjustments for stock splits or dividends or other similar transactions. The exercise price of the December 2022 Common Warrants will not be subject to adjustment as a result of subsequent equity issuances at effective prices lower than the then-current exercise price. The December 2022 Common Warrants are subject to a provision prohibiting the exercise of such December 2022 Common Warrants to the extent that, after giving effect to such exercise, the holder of such December 2022 Common Warrants (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of 4.99% of the Company’s outstanding common stock (which may be increased or decreased, with 61 days prior written notice by the holder).

On April 5, 2023, the Company entered into a Securities Purchase Agreement with certain purchasers, pursuant to which the Company agreed to sell an aggregate of 21,053 shares of common stock, pre-funded warrants to purchase up to an aggregate of 61,615 shares of common stock (the “April 2023 Pre-Funded Warrants”), and common stock warrants to purchase up to an aggregate of 82,668 shares of common stock (the “April 2023 Common Warrants”), at a combined purchase price of $1.91 per share and warrant (the “April 2023 Offering”). Aggregate gross proceeds from the April 2023 Offering were approximately $3,000,000, and the April 2023 Offering closed on April 10, 2023.

The April 2023 Pre-Funded Warrants had an exercise price equal to $0.0019 per share, were immediately exercisable and were subject to customary anti-dilution adjustments for stock splits or dividends or other similar transactions. The exercise price of the April 2023 Pre-Funded Warrants will not be subject to adjustment as a result of subsequent equity issuances at effective prices lower than the then-current exercise price. The April 2023 Pre-Funded Warrants were exercisable until they are exercised in full. The April 2023 Pre-Funded Warrants were subject to a provision prohibiting the exercise of such April 2023 Pre-Funded Warrants to the extent that, after giving effect to such exercise, the holder of such April 2023 Pre-Funded Warrants (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of 9.99% of the Company’s outstanding common stock (which may be increased or decreased, with 61 days prior written notice by the holder). The April 2023 Pre-Funded Warrants have been exercised in full to date.

The April 2023 Common Warrants originally had an exercise price equal to $33.82 per share, and have since been repriced to $0.17 per share, as discussed below, were immediately exercisable upon the closing of the April 2023 Offering and are subject to customary anti-dilution adjustments for stock splits or dividends or other similar transactions. The exercise price of the April 2023 Common Warrants will not be subject to adjustment as a result of subsequent equity issuances at effective prices lower than the then-current exercise price. The April 2023 Common Warrants were originally exercisable for 5.5 years following the closing date of the April 2023 Offering, and have since been extended as discussed below. The April 2023 Common Warrants are subject to a provision prohibiting the exercise of such April 2023 Common Warrants to the extent that, after giving effect to such exercise, the holder of such April 2023 Common Warrants (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of 4.99% of the Company’s outstanding common stock (which may be increased or decreased, with 61 days prior written notice by the holder).

On August 14, 2023, we issued and sold to certain investors, including a certain institutional investor (the “Purchaser”), who is the Selling Stockholder named in this prospectus, an aggregate of: (i) 351,102 shares (the “August 2023 Shares”) of the Company’s common stock, (ii) pre-funded warrants (the “August 2023 Pre-Funded Warrants”) to purchase up to 207,814 shares of Common Stock, and (iii) warrants (the “August 2023 Common Warrants”) to purchase up to 242,915 shares of Common Stock, in the case of the Purchaser, pursuant to a securities purchase agreement, dated as of August 9, 2023, between the Company and the Purchaser (the “August 2023 SPA”).

On October 11, 2023, the Company received written notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it was not in compliance with the shareholder approval requirements set forth in Nasdaq Listing Rule 5635(d), which requires prior shareholder approval for transactions, other than public offerings, involving the issuance of 20% or more of the pre-transaction shares outstanding at less than the applicable Minimum Price (as defined in Listing Rule 5635(d)(1)(A)).

Nasdaq’s determination under Listing Rule 5635(d) related to the August 2023 offering (the “August 2023 Offering”). The offering price per share of Common Stock and associated August 2023 Common Warrant was $12.35 and the offering price per August 2023 Pre-Funded Warrant and associated August 2023 Common Warrant was $12.3481.

Nasdaq determined that the August 2023 Offering was not a “public offering” for the purposes of Nasdaq’s shareholder approval rules due to the type of offering, a best efforts offering pursuant to a placement agency agreement, and the fact that one investor purchased 98% of the August 2023 Offering. As a result, because the August 2023 Offering represented greater than 20% of the Common Stock outstanding and was priced below the Minimum Price, Nasdaq determined that the Company was required to obtain prior shareholder approval under Listing Rule 5635(d). In November and December 2023, the Company took various actions to amend the terms of the August 2023 Offering to comply with Listing Rule 5635(d), as discussed below.

On November 28, 2023, the Company entered into Amendment No. 1 to the August 2023 SPA with the Purchaser (the “November 2023 SPA Amendment”), pursuant to which (i) the Purchaser agreed to pay an additional $830,769.30 in connection with the repricing of the August 2023 Shares and August 2023 Pre-Funded Warrants (the “Repricing Amount”), (ii) the Company agreed to issue to the Purchaser (x) pre-funded warrants to purchase up to 257,204 shares of Common Stock, with an exercise price of $0.0019 per share (the “December 2023 Pre-Funded Warrants”), and (y) warrants to purchase up to 477,058 shares of Common Stock, with an exercise price of $3.23 per share (the “December 2023 Common Warrants”, and together with the December 2023 Pre-Funded Warrants, the “December 2023 Warrants”), and (iii) the Company and the Purchaser agreed to enter into the Warrant Amendment Agreement (as defined and described below).

The December 2023 Warrants were not exercisable until the Company obtained stockholder approval for the issuance of the 734,262 shares of Common Stock upon exercise of the December 2023 Warrants (the “Warrant Shares”), which stockholder approval was received at the special meeting held on February 16, 2024 (“Stockholder Approval”, and the date of such Stockholder Approval, the “Stockholder Approval Date”), at which point the December 2023 Pre-Funded Warrants would remain exercisable until all of the December 2023 Pre-Funded Warrants were exercised in full, and the December 2023 Common Warrants would remain exercisable until the fifth anniversary of the Stockholder Approval Date. All December 2023 Pre-Funded Warrants have been exercised to date.

The November 2023 SPA Amendment contains certain customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, other obligations of the parties, and termination provisions. Pursuant to the November 2023 SPA Amendment, the Company agreed that, subject to certain exceptions, it would not conduct any issuances of Common Stock (or equivalents thereof) from the Closing Date (defined below) until 15 days after the Stockholder Approval Date. The November 2023 SPA Amendment also required the Company to file a registration statement with the SEC to register the resale by the Purchaser of the Warrant Shares within sixty (60) days of the Stockholder Approval Date, which was timely filed.

In accordance with the November 2023 SPA Amendment, the Company entered into a warrant amendment agreement with the Purchaser, dated November 28, 2023 (the “Warrant Amendment Agreement”), whereby the Company agreed to amend the following outstanding warrants held by the Purchaser: (i) the December 2022 Common Warrants, previously amended in January 2023, April 2023 and August 2023; (ii) the July 2022 Common Warrants, previously amended in April 2023 and August 2023; (iii) the April 2023 Common Warrants; and (iv) the August 2023 Warrants (collectively (i) through (iv), the “Existing Common Warrants”). Pursuant to the Warrant Amendment Agreement, the Existing Common Warrants were amended (the “Warrant Amendment”) to not be exercisable until the Company obtained the Stockholder Approval, which was received on February 16, 2024, and to be exercisable until the fifth (5th) anniversary of the Stockholder Approval February 16, 2029, and so that they will have an exercise price of $3.23 per share (the “Repricing and Extension”). The other terms of the Existing Common Warrants remain unchanged.

The closing of the transactions discussed above occurred on December 1, 2023 (the “Closing Date”). Upon the closing of the transactions, the Company regained compliance with Nasdaq Listing Rule 5635(d).

The registration statement, of which the prospectus forms a part, registers the resale of the shares of Common Stock issuable upon exercise of the (i) the December 2022 Common Warrants, previously amended in January 2023, April 2023 and August 2023; (ii) the July 2022 Common Warrants, previously amended in April 2023 and August 2023; (iii) the April 2023 Common Warrants; and (iv) the December 2023 Common Warrants.

Corporate Information

We were originally formed as KBL Merger Corp. IV, a blank check company organized under the laws of the State of Delaware on September 7, 2016, which consummated its initial public offering on June 7, 2017. On November 6, 2020, we consummated a business combination and, in connection therewith, changed our name to 180 Life Sciences Corp.

Our principal executive offices are located at 3000 El Camino Real, Bldg. 4, Suite 200, Palo Alto, California 94306, and our telephone number is (650) 507-0669. We maintain a website at www.180lifesciences.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

The Offering

Shares offered by the Selling Stockholder:	We are registering the resale by the Selling Stockholder named in this prospectus, or their permitted transferees, of an aggregate of up to an aggregate of 711,203 Shares by the Selling Stockholder identified in this prospectus. The Shares being registered for resale hereunder consist of: (i) 16,138 shares of common stock issuable upon the exercise of the July 2022 Common Warrants, (ii) 135,339 shares of common stock issuable upon the exercise of the December 2022 Common Warrants, (iii) 82,668 shares of common stock issuable upon the exercise of the April 2023 Common Warrants, and (iv) 477,058 shares of common stock issuable upon the exercise of the December 2023 Common Warrants.

Common stock outstanding prior to this offering:	852,772 shares of common stock as of April 18, 2024.

Use of proceeds:	The Selling Stockholder will receive the proceeds from the sale of the Shares offered hereby. We will not receive any proceeds from the sale of the Shares. However, if all of the Warrants that are covered by this prospectus are exercised for cash, we may receive proceeds of up to approximately $2,297.185.69.

Risk Factors:	The purchase of our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

Nasdaq symbol:	Our common stock is listed on Nasdaq under the symbol “ATNF”.

The number of shares of our common stock outstanding is based on 852,772 shares outstanding as of April 18, 2024, and excludes, as of such date:

●	12,954 shares of common stock issuable upon the exercise of outstanding stock options;

●	1,924 additional shares of our common stock reserved for future issuance under our 2020 Omnibus Incentive Plan;

●	202,888 additional shares of our common stock reserved for future issuance under our 2022 Omnibus Incentive Plan; and

●	(a) 15,132 shares of common stock issuable upon the exercise of outstanding public warrants exercisable at an exercise price of $4,370.00 per share, (b) 662 shares of common stock issuable upon the exercise of certain outstanding private placement warrants exercisable at an exercise price of $4,370.00 per share, (c) 6,748 shares of common stock issuable upon the exercise of certain outstanding private placement warrants at an exercise price of $1,900.00 per share, (d) 66 shares of common stock issuable upon the exercise of certain outstanding private placement warrants at an exercise price of $2,686.60 per share, (e) 168 shares of common stock issuable upon the exercise of certain outstanding private placement warrants at an exercise price of $2,006.40 per share, (f) 6,579 shares of common stock issuable upon the exercise of certain outstanding private placement warrants at an exercise price of $2,850.00 per share, and (g) 242,915 shares of common stock issuable upon the exercise of the August 2023 Common Warrants, 16,138 shares of common stock issuable upon the exercise of the July 2022 Common Warrants, 135,339 shares of common stock issuable upon the exercise of the December 2022 Common Warrants, 82,668 shares of common stock issuable upon the exercise of the April 2023 Common Warrants, and 477,058 shares of common stock issuable upon the exercise of the December 2023 Common Warrants, each with an exercise price of $3.23 per share.

Summary Risk Factors

We face risks and uncertainties related to our business, many of which are beyond our control. In particular, risks associated with our business include:

●	we are a clinical stage biotechnology company that had no revenue for the years ended December 31, 2023 and 2022, and do not anticipate generating revenue for the near future;

●	our need for additional financing, both near term and long term, to support our operations, our ability to raise such financing as needed, the terms of such financing, if available, potential significant dilution associated therewith, and covenants and restrictions we may need to comply with in connection with such funding;

●	our dependence on the success of our future product candidates, some of which may not receive regulatory approval or be successfully commercialized; problems in our manufacturing process for our new products and/or our failure to comply with manufacturing regulations, or unexpected increases in our manufacturing costs; problems with distribution of our products; and failure to adequately market our products;

●	risks associated with the growth of our business, our ability to maintain such growth, difficulties in managing our growth, and executing our growth strategy;

●	liability for previously restated financial statements and associated with ineffective controls and procedures, as well as costs and expenses related to the indemnification of current and former officers and directors;

●	our dependence on our key personnel and our ability to attract and retain employees and consultants;

●	risks from intense competition from companies with greater resources and experience than we have;

●	our ability to receive regulatory approvals for our product candidates, and the timeline and costs associated therewith, including the uncertainties associated with the clinical development and regulatory approval of our drug candidates, including potential delays in the enrollment and completion of clinical trials, issues raised by the U.S. The Food and Drug Administration (FDA) and The Medicines and Healthcare products Regulatory Agency (MHRA);

●	risks that our future product candidates, if approved by regulatory authorities, may be unable to achieve the expected market acceptance and, consequently, limit our ability to generate revenue from new products;

●	the outcome of currently pending and future claims and litigation, future government investigations, and other proceedings may adversely affect our business and results of operations;

●	the fact that the majority of our license agreements provide the licensors and/or counter-parties the right to use, own and/or exploit such licensed intellectual property;

●	preclinical studies and earlier clinical trials may not necessarily be predictive of future results and may not have favorable results; we have limited marketing experience, and our future ability to successfully commercialize any of our product candidates, even if they are approved in the future is unknown; and business interruptions could delay us in the process of developing our future product candidates and could disrupt our product sales;

●	third-party payors may not provide coverage and adequate reimbursement levels for any future products;

●	liability from lawsuits (including product liability lawsuits, stockholder lawsuits and regulatory matters), including judgments, damages, fines and penalties and including the outcome of currently pending litigation, potential future government investigations, and other proceedings that may adversely affect our business and results of operations;

●	security breaches, loss of data and other disruptions which could prevent us from accessing critical information or expose us to liabilities or damages;

●	risks associated with clinical trials that are expensive, time-consuming, uncertain and susceptible to change, delay or termination and which are open to differing interpretations, delays in the trials, testing, application, or approval process for drug candidates and/or our ability to obtain approval for promising drug candidates, and the costs associated therewith;

●	our ability to comply with existing and future rules and regulations, including federal, state and foreign healthcare laws and regulations and implementation of, or changes to, such healthcare laws and regulations;

●	our ability to adequately protect our future product candidates or our proprietary technology in the marketplace, claims and liability from third parties regarding our alleged infringement of their intellectual property;

●	differences in laws and regulations between countries and other jurisdictions and changes in laws or regulations, including, but not limited to tax laws and controlled substance laws, or a failure to comply with any laws and regulations;

●	conflicts of interest between our officers, directors, consultants and scientists;

●	penalties associated with our failure to comply with certain pre-agreed contractual obligations and restrictions;

●	dilution caused by future fund raising, the conversion/exercise of outstanding convertible securities, and downward pressure on the value of our securities caused by such future issuances/sales;

●	negative effects on our business from the COVID-19 pandemic and other potential future pandemics;

●	the extremely volatile nature of our securities and potential lack of liquidity thereof;

●	the fact that our Certificate of Incorporation provides for indemnification of officers and directors, limits the liability of officers and directors, allows for the authorization of preferred stock without stockholder approval, and includes certain other anti-takeover provisions and exclusive forum provisions;

●	our ability to maintain the listing of our common stock and warrants on Nasdaq and the costs of compliance with SEC and Nasdaq rules and requirements;

●	failure of our information technology systems, including cybersecurity attacks or other data security incidents, that could significantly disrupt the operation of our business;

●	the fact that we may acquire other companies which could divert our management’s attention, result in additional dilution to our stockholders and otherwise disrupt our operations and harm our operating results and if we make any acquisitions, they may disrupt or have a negative impact on our business;

●	the effect of changes in inflation and interest rates, and economic downturns, including potential recessions, as well as macroeconomic, geopolitical, health and industry trends, pandemics, acts of war (including the ongoing Ukraine/Russian and Hamas/Israel conflict) and other large-scale crises, as well as the potential implications of a Congressional impasse over the U.S. debt limit or possible future U.S. governmental shutdowns over budget disagreements;

●	the fact that we do not currently have $2.5 million or more of stockholders’ equity, and as a result, we are not in compliance with the continued listing requirements of the Nasdaq Capital Market and our common stock and public warrants are subject to delisting;

●	the fact that we may apply working capital and future funding to uses that ultimately do not improve our operating results or increase the value of our securities; and

●	potential future strategic alternatives, including, but not limited to a potential acquisition, merger, reverse merger, other business combination, sale of assets, licensing or other strategic transactions involving the Company, the effects thereof on the value of our securities, dilution caused thereby, and potential changes in our operations, management and Board of Directors in connection therewith; and

●	our growth depends in part on the success of our strategic relationships with third parties.

Risk Factors

Investing in shares of our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider and evaluate the risks described in the “Risk Factors” section in our most recent Annual Report on Form 10-K, as well as any updates to those risk factors in our subsequent Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus, before deciding whether to purchase any of the common stock being offered. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of shares of our common stock could decline due to any of these risks, and you may lose all or part of your investment. Please also read carefully the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Incorporation by Reference

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 25, 2024 (including the information specifically incorporated by reference therein from the Registrant’s definitive proxy statement relating to the 2024 annual meeting of stockholders (other than information furnished rather than filed)) (File No. 001-38105) (the “Annual Report”);

(b)	The Company’s Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on January 16, 2024, January 17, 2024, January 29, 2024, February 16, 2024, February 20, 2024, February 26, 2024, February 28, 2024, February 29, 2024, March 1, 2024, March 8, 2024, March 11, 2024, March 14, 2024 and April 19, 2024 (File No. 001-38105);

(c)	The description of the Company’s common stock contained in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 31, 2023, as Exhibit 4.6 (File No. 001-38105), including any amendment or report filed for the purpose of updating such description.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial registration statement and prior to effectiveness of the registration statement, and (ii) the date of this prospectus and before the termination or completion of any offering hereunder, shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.”

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to: Attention: Corporate Secretary, 3000 El Camino Real, Bldg. 4, Suite 200, Palo Alto, California 94306, telephone (650) 507-0669 . The documents incorporated by reference may be accessed on the “Investors”—”SEC Filings”—”All SEC Filings” page of our website at www.180lifesciences.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

Cautionary Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements under federal securities laws, including within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by the following words: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this prospectus, including those incorporated by reference into the section entitled “Risk Factors” herein.

In particular, forward-looking statements include, but are not limited to, any statements that are not statements of current or historical facts, such as statements relating to our expectations for the clinical and preclinical development, manufacturing, regulatory approval, and commercialization of our product candidates, the accuracy of our estimates regarding expenses, future revenues and capital requirements, our ability to execute our plans to develop and market new drug products and the timing and costs of these development programs, and estimates of the sufficiency of our existing capital resources combined with future anticipated cash flows to finance our operating requirements.

Such statements are based on management’s current expectations and include, but are not limited to:

●	the need for additional funding, our ability to raise funding in the future, the terms of such funding, and dilution caused thereby;

●	expectations for the clinical and preclinical development, manufacturing, regulatory approval, and commercialization of our product candidates;

●	the uncertainties associated with the clinical development and regulatory approval of the Company’s drug candidates, including potential delays in the enrollment and completion of clinical trials, issues raised by the U.S. Food and Drug Administration (FDA), the European Medicines Agency (EMA) and the U.K. Medicines and Healthcare products Regulatory Agency (MHRA);

●	regulatory developments in the United States and foreign countries;

●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

●	current negative operating cash flows and our potential ability to obtain additional financing to advance our business and the terms of any further financing, which may be highly dilutive and may include onerous terms;

●	the continued impact of the COVID-19 pandemic on our business operations and our research and development initiatives;

●	the accuracy of our estimates regarding expenses, future revenues and capital requirements;

●	the Company’s reliance on third parties to conduct its clinical trials, enroll patients, and manufacture its preclinical and clinical drug supplies;

●	the ability to come to mutually agreeable terms with such third parties and partners, and the terms of such agreements, the terms of the Company’s current licensing agreements, and the termination rights associated therewith;

●	estimates of patient populations for the Company’s planned products;

●	unexpected adverse side effects or inadequate therapeutic efficacy of drug candidates that could limit approval and/or commercialization, or that could result in recalls or product liability claims;

●	the Company’s ability to fully comply with numerous federal, state and local laws and regulatory requirements, as well as rules and regulations outside the United States, that apply to its product development activities;

●	challenges and uncertainties inherent in product research and development, including the uncertainty of clinical success and of obtaining regulatory approvals and uncertainty of commercial success;

●	the ability of the Company to execute its plans to develop and market new drug products and the timing and costs of these development programs;

●	changing rates of inflation and interest rates, and economic downturns, including potential recessions, as well as macroeconomic, geopolitical, health and industry trends, pandemics, acts of war (including the ongoing Ukraine/Russian conflict, and Israel/Hamas conflict) and other large-scale crises;

●	estimates of the sufficiency of our existing capital resources combined with future anticipated cash flows to finance our operating requirements;

●	our ability to maintain the listing of our common stock and public warrants on the Nasdaq Capital Market, including our current non-compliance with Nasdaq’s continued listing rules; and

●	other risks and uncertainties, including those described under “Risk Factors”.

Any forward-looking statements in this prospectus reflect our current views with respect to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. All forward-looking statements included herein speak only as of the date of this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements above. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Use of Proceeds

We will not receive any of the proceeds from the sale by the Selling Stockholder of the Shares in this offering. However, if all of the Warrants that are covered by this prospectus are exercised for cash, we may receive proceeds of up to approximately $2,297,185.69. We cannot predict when, or if, the Warrants will be exercised. It is possible that the Warrants may expire and may never be exercised for cash. We intend to use any proceeds from the exercise of the Warrants for research and development, and general corporate purposes, and legal expenses. Our management will have broad discretion over the use of proceeds from the exercise of the Warrants.

The Selling Stockholder will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholder in disposing of the Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus, including all registration and filing fees, and fees and expenses of our counsel and our independent registered public accountants.

Dividend Policy

We have never paid or declared any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the operation of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

Executive and Director Compensation

Summary Executive Compensation Table

The following table sets forth certain information concerning compensation earned by or paid to certain persons who we refer to as our “Named Executive Officers” for services provided for the fiscal years ended December 31, 2023 and 2022. Our Named Executive Officers include persons who (i) served as our principal executive officer or acted in a similar capacity during the years ended December 31, 2023 and 2022, (ii) were serving at fiscal year-end as our two most highly compensated executive officers, other than the principal executive officer, whose total compensation exceeded $100,000, and (iii) if applicable, up to two additional individuals for whom disclosure would have been provided as a most highly compensated executive officer, but for the fact that the individual was not serving as an executive officer at fiscal year-end.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation	All Other Compensation ($)			Total ($)
James N. Woody	2023	$567,775	$—	$—	$39,025	(2)	$—		$50,000	(4)	$656,800
CEO and Director	2022	$463,500	$—	$—	$—		$—		$—		$463,500
Ozan Pamir	2023	$387,741	$—	$—	$7,805	(3)	$—		$22,500	(4)	$418,046
CFO	2022	$309,000	$—	$—	$—		$—		$—		$309,000
Quan Anh Vu(1)	2023	—	$—	$—	$—		$—		$384,475	(5)	$384,475
Former COO and CBO	2022	$401,700	$—	$—	$—		$—	$			$401,700
Jonathan Rothbard	2023	$250,342	$—	$—	$7,805	(3)	$—		$10,000	(4)	$268,147
Chief Scientific Officer	2022	$268,906	$—	$—	$—		$—		$—		$268,906

Does not include perquisites and other personal benefits or property, unless the aggregate amount of such compensation is more than $10,000. No executive officer earned non-equity incentive plan compensation or nonqualified deferred compensation during the periods reported above. Option Awards and Stock Awards represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718. For additional information on the valuation assumptions with respect to the restricted stock grants, refer to “Note 12 — Stockholders’ Equity” to the audited financial statements incorporated by reference herein. No executive officer serving as a director received any compensation for services on the Board of Directors separate from the compensation paid as an executive for the periods above.

(1)	On October 29, 2021, the Board appointed Mr. Quan Anh Vu as Chief Operating Officer/Chief Business Officer (“COO/CBO”) of the Company. On October 27, 2021, and effective on November 1, 2021, the Company entered into an Employment Agreement with Quan Ahn Vu. In consideration for performing services under the agreement, the Company agreed to pay Mr. Vu a starting salary of $390,000 per year. As of the date of this proxy statement, all of the amounts owed to Mr. Vu have been fully paid. Mr. Vu’s employment agreement was terminated effective January 15, 2023.

(2)	Represents the value of ten-year options to purchase 3,948 shares of common stock with an exercise price of $12.73 per share which were granted on September 4, 2023.

(3)	Represents the value of ten-year options to purchase 790 shares of common stock with an exercise price of $12,73 per share which were granted on September 4, 2023.

(4)	Represents amounts paid in consideration for a bonus for fiscal 2021, which were paid in fiscal 2023.

(5)	Represents $368,225 paid to Mr. Vu pursuant to the terms of a settlement agreement in connection with the termination of his employment agreement, and $16,250 paid in 2023 as a bonus for 2021.

Bonuses

No bonuses were paid to the officers named in the table above during the fiscal year ended December 31, 2023 or 2022, and the Board of Directors has determined that no bonuses will be paid for fiscal 2022 or 2023, and that none will be accrued for fiscal 2024.

Outstanding Equity Awards at Fiscal Year End

	Option awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date
James N. Woody	3,521	164	(1)	$1,683.40	2/26/2031
	1,316	2,632	(2)	$12.73	9/4/2033
Ozan Pamir	453	22	(1)	$1,683.40	2/26/2031
	264	527	(2)	$12.73	9/4/2033
Jonathan Rothbard	790	—		$1,501.00	12/8/2031
	264	527	(2)	$12.73	9/4/2033

(1)	(a) 1/5th of such options vesting on the grant date (February 26, 2021); and (b) 4/5ths of such options vesting ratably on a monthly basis over the following 36 months on the last day of each calendar month.

(2)	The options vest at the rate of 1/12th of such options ratably on a monthly basis over the following 12 months on the last day of each calendar month (beginning September 30, 2023), subject to the holder’s continued service to the Company on such vesting dates.

There were no outstanding unvested stock awards as of December 31, 2022.

Executive and Other Compensation Agreements

General

A description of the employment or services agreements with each of our executive officers is set forth below.

Description of Employment Agreements

Each of the salaries of the executives described below and certain of the compensation payable to the consultants described below, are subject to the increases in salary and the temporary salary accruals discussed below under “Salary Increases and Temporary Salary and Compensation Accruals”, “Payment of Back Pay; 2021 Bonuses and Increases in Salaries,” and “2024 Accruals”.

James N. Woody 180 Employment Agreement

James N. Woody, M.D., Ph.D. and 180 entered into an employment agreement on July 1, 2020 (which agreement was amended on September 18, 2020), effective as of July 1, 2020, whereby Dr. Woody served as the Chief Executive Officer of 180 and began serving as our Chief Executive Officer following the Closing of the Business Combination. The initial term of the employment agreement started on July 1, 2020, was for a period of one (1) year, and was subject to automatic renewal for consecutive one (1) year terms unless either party provided 60 days’ notice. Dr. Woody’s annual base salary was initially $250,000 per year from July 1, 2020 to September 1, 2020, and increased to $360,000 per year on September 1, 2020. The agreement provided that Dr. Woody’s salary was to be renegotiated with the completion of the next qualified financing of over $20 million. Dr. Woody is eligible to participate in any stock option plans and receive other equity awards, as determined from time to time.

James N. Woody Amended and Restated Employment Agreement

On February 25, 2021, we entered into an Amended and Restated Employment Agreement with James N. Woody (the “A&R Agreement”), dated February 24, 2021, and effective November 6, 2020, which replaced and superseded the July 2020 agreement with 180 as discussed above. Pursuant to the A&R Agreement, Dr. Woody agreed to serve as the Chief Executive Officer of the Company. The A&R Agreement has a term of three years from its effective date (through November 6, 2023) and is automatically renewable thereafter for additional one-year periods, unless either party provides the other at least 90 days written notice of their intent to not renew the agreement. Dr. Woody’s annual base salary under the agreement was initially increased to $450,000 per year, subject to automatic 5% yearly increases. For the 2021 year, Dr. Woody’s salary was $450,000, for 2022, Dr. Woody’s salary was $463,500, and for the 2023 year, Dr. Woody’s salary was $490,000 (see also “Payment of Back Pay; 2021 Bonuses and Increases in Salaries”, “Payment of Back Pay; 2021 Bonuses and Increases in Salaries,” “2024 Accruals” and “2022, 2023 and 2024 Bonuses”, below). The Board of Directors, as recommended by the Compensation Committee, may increase Dr. Woody’s salary from time to time, which increases do not require an amendment to his agreement.

Dr. Woody is also eligible to receive an annual bonus, with a target bonus equal to 45% of his then-current base salary, based upon our achievement of performance and management objectives as set and approved by the Board of Directors and/or Compensation Committee in consultation with Dr. Woody. At Dr. Woody’s option, the annual bonus can be paid in cash or the equivalent value of our common stock or a combination thereof. The Board of Directors, as recommended by the Compensation Committee or separately, may also award Dr. Woody bonuses from time to time (in stock, options, cash, or other forms of consideration) in its discretion.

Under the employment agreement, Dr. Woody is eligible to participate in any stock option plans and receive other equity awards, as determined by the Board of Directors from time to time.

The agreement can be terminated any time by us for cause (subject to the cure provisions of the agreement), or without cause (with 60 days prior written notice to Dr. Woody), by Dr. Woody for good reason (as described in the agreement, and subject to the cure provisions of the agreement), or by Dr. Woody without good reason. The agreement also expires automatically at the end of the initial term or any renewal term if either party provides notice of non-renewal as discussed above.

In the event the A&R Agreement is terminated without cause by us, or by Dr. Woody for good reason, we agreed to pay him the lesser of 18 months of salary or the remaining term of the agreement, the payment of any accrued bonus from the prior year, his pro rata portion of any current year’s bonus and health insurance premiums for the same period that he is to receive severance payments (as discussed above).

The A&R Agreement contains standard and customary invention assignment, indemnification, confidentiality and non-solicitation provisions, which remain in effect for a period of 24 months following the termination of his agreement.

On January 10, 2024, and effective on January 1, 2024, the Company entered into a Fourth Amendment to Amended and Restated Employment Agreement with Dr. Woody, whereby Dr. Woody agreed to a reduction of the base salary set forth in his amended employment agreements, by 50%, to $245,000 per year, accruing monthly in arrears, to be paid upon the Company raising at least $5,000,000 in funding subsequent to the date of the amended agreement (the “Funding Date”), provided that in the event the Funding Date does not occur prior to March 15, 2025, the amount accrued will be forgiven in its entirety.

Dr. Rothbard’s Employment Agreement

On August 21, 2019, 180 entered into an Employment Agreement with Dr. Rothbard which replaced a prior agreement, which was not effective until the November 6, 2020, but became effective on such date. The Employment Agreement had an initial term of three years from the Closing Date (i.e., until November 6, 2023), automatically extending for additional one-year terms thereafter unless either party terminates the agreement with at least 90 days prior written notice before the next renewal date, and since neither party provided notice of termination prior to November 6, 2023, the agreement is currently in place through November 6, 2024, subject to further automatic extensions.

The Employment Agreement provides for Dr. Rothbard to be paid a salary of $375,000 per year, with automatic increases in salary, on the first anniversary of the effective date, and each anniversary thereafter, of 10%. For the 2021 year, Dr. Rothbard’s salary was $375,000, for the 2022 year, Dr. Rothbard’s salary was $268,906, and for 2023, Dr. Rothbard’s salary was $200,000 (see also “Payment of Back Pay; 2021 Bonuses and Increases in Salaries”, “Payment of Back Pay; 2021 Bonuses and Increases in Salaries,” “2024 Accruals” and “2022, 2023 and 2024 Bonuses”, below). The salary for the 2023 year represents Dr. Rothbard’s commitment of 50% of his work-related time to us. The Board of Directors, as recommended by the Compensation Committee, may increase Dr. Rothbard’s salary from time to time, which increases do not require an amendment to his agreement.

The Employment Agreement provides for Dr. Rothbard to receive an annual bonus subject to meeting certain objectives set by the Board of Directors, with a targeted bonus amount of 50% of his then salary, payable on or before February 15th of each year.

The Employment Agreement also provides for Dr. Rothbard to earn equity compensation in the discretion of the Board of Directors. Dr. Rothbard may also be issued bonuses, from time to time, in the discretion of the Board of Directors, which may be payable in cash, stock or options.

In the event Dr. Rothbard’s employment is terminated by us without cause, by Dr. Rothbard for good reason (as discussed in the employment agreement), or the agreement is not renewed by us, he is required to be paid 36 months of severance pay (if such termination occurs during the first year of the term); 24 months of severance pay (if such termination occurs during the second year of the term); and 12 months of severance pay (if such termination occurs after the second year of the term), along with any accrued bonus amount and a pro rata annual bonus based on the targeted bonus, as well as the payment of health insurance premiums for the same period over which he is required to be paid severance pay.

The Employment Agreement was amended effective January 1, 2022, to override the automatic annual salary increases of 10% per annum and instead provide for future increases in the sole determination of the Board of Directors. The Employment Agreement was further amended effective June 1, 2022, to adjust the base salary of Dr. Rothbard to $193,125.

On January 10, 2024, and effective on January 1, 2024, the Company entered into a Fourth Amendment to Employment Agreement with Dr. Rothbard, whereby Dr. Rothbard agreed to a reduction of the base salary set forth in his amended employment agreements, by 50%, to $100,000 per year, accruing monthly in arrears, to be paid upon the Company raising at least $5,000,000 in funding subsequent to the date of the amended agreement (the “Funding Date”), provided that in the event the Funding Date does not occur prior to March 15, 2025, the amount accrued will be forgiven in its entirety.

Ozan Pamir Katexco Employment Agreement

Our indirect wholly-owned subsidiary Katexco Pharmaceuticals Corp. (“Katexco”) entered into an employment agreement with Mr. Pamir on October 22, 2018. The agreement provides for an indefinite term that continues until termination. The initial annual base salary set forth in the agreement was CAD $120,000, with annual increases as determined by the Board of Directors. The agreement also provided Mr. Pamir with a CAD $20,000 signing bonus. Any bonuses, including stock options, are in the sole discretion of Katexco, depending on financial circumstances and the performance of the services under the agreement. In 2019, the compensation was increased to $120,000 per annum in US dollars.

On February 1, 2020, there was an amendment to Mr. Pamir’s consulting agreement with Katexco, whereby the contract was transferred from Katexco to Katexco Pharmaceuticals Corp. - US.

Ozan Pamir Company Employment Agreement

On February 25, 2021, we entered into an Employment Agreement dated February 24, 2021, and effective November 6, 2020, which agreement was amended and corrected on March 1, 2021, to be effective as of the effective date of the original agreement (which amendment and correction is retroactively updated in the discussion of the agreement), with Ozan Pamir, our then Interim Chief Financial Officer, which replaced and superseded Mr. Pamir’s agreement with Katexco, as discussed above. Pursuant to the agreement, Mr. Pamir agreed to serve as the Interim Chief Financial Officer of the Company; and we agreed to pay Mr. Pamir $300,000 per year for 2021, which was increased to $309,000 for the 2022 year, and, based on his appointment as Chief Financial Officer in April 2023, and $380,000 for the 2023 year (see also “Payment of Back Pay; 2021 Bonuses and Increases in Salaries” and “2022, 2023 and 2024 Bonuses”, below). Such salary is to be increased to a mutually determined amount upon the closing of a new financing, and shall also be increased on a yearly basis. The Board of Directors, as recommended by the Compensation Committee, may increase Mr. Pamir’s salary from time to time, which increases do not require an amendment to his agreement.

Under the agreement, Mr. Pamir is eligible to receive an annual bonus, in a targeted amount of 30% of his then salary for the 2021 and 2022 years, and 40% for the 2023 year (see also “Payment of Back Pay; 2021 Bonuses and Increases in Salaries”, below), based upon our achievement of performance and management objectives as set and approved by the Chief Executive Officer, in consultation with Mr. Pamir. The bonus amount is subject to adjustment. The Board of Directors, as recommended by the Compensation Committee of the Company (and/or the Compensation Committee) or separately, may also award Mr. Pamir bonuses from time to time (in stock, options, cash, or other forms of consideration) in its discretion.

Under the employment agreement, Mr. Pamir is also eligible to participate in any stock option plans and receive other equity awards, as determined by the Board of Directors from time to time.

The agreement can be terminated at any time by us with or without cause with 60 days prior written notice and may be terminated by Mr. Pamir at any time with 60 days prior written notice. The agreement may also be terminated by us with sixty days’ notice in the event the agreement is terminated for cause under certain circumstances. Upon the termination of Mr. Pamir’s agreement by us without cause or by Mr. Pamir for good reason, we agreed to pay him three months of severance pay.

The agreement contains standard and customary invention assignment, indemnification, confidentiality and non-solicitation provisions, which remain in effect for a period of 24 months following the termination of his agreement.

On May 27, 2021, we entered into a Second Amendment to Employment Agreement with Ozan Pamir (the “Second Pamir Amendment”). The Second Pamir Amendment amended the terms of Mr. Pamir’s employment solely to provide that all compensation payable to Mr. Pamir under such agreement would be paid directly by us.

On September 14, 2021, the Board of Directors authorized a discretionary bonus of $30,000 to Mr. Pamir in consideration for services rendered.

Quan Anh Vu Executive Employment Agreement (terminated); and Separation Agreement

On October 27, 2021, and effective on November 1, 2021, we entered into an Employment Agreement with Quan Anh Vu, its then Chief Operating Officer/Chief Business Officer.

Pursuant to the employment agreement, Mr. Vu agreed to serve as Chief Operating Officer/Chief Business Officer for the Company. In consideration therefore, we agreed to pay Mr. Vu a starting salary of $390,000 per year, subject to annual increases of up to 5% (on each November 1, but effective as of the following January 1, including a 3% increase to $401,700 for 2022, as discussed below under “Salary Increases and Temporary Salary and Compensation Accruals”). In addition to the base salary, Mr. Vu was eligible to receive an annual bonus, with a target bonus opportunity of 50% of the then-current base salary, based on achievement of performance and management objectives established by the CEO and the Compensation Committee, in consultation with Mr. Vu, payable on or before March 31st of the year following the year in which the bonus is earned. Mr. Vu could elect the Annual Bonus to be paid in cash or the equivalent value in our common stock, or a combination of the two.

The Employment Agreement contained standard and customary invention assignment, indemnification, confidentiality and non-solicitation provisions, which remain in effect for a period of 24 months following the termination of the agreement.

On January 18, 2023, Mr. Vu resigned as Chief Operating/Chief Business Officer of the Company effective January 15, 2023, and entered into a Separation and Release Agreement with us (as amended, the “Separation Agreement”).

Under the Separation Agreement, we agreed to pay Mr. Vu (a) $297,440, less all applicable withholdings and required deductions; and (b) reimburse up to $1,100 a month for eight months for Mr. Vu’s health insurance expenses, whether under COBRA or otherwise (collectively, (a) and (b), the “Severance Payment”). The Severance Payment (except for the amounts payable pursuant to (b) which shall be paid by the 15th day of each calendar month during the applicable eight-month period) is required to be paid within 30 days of the Separation Date (the “Payment Date”). In addition to the Severance Payment, by the Payment Date, we agreed to pay Mr. Vu $73,645 for accrued backpay and $36,050 for accrued paid time off. Under the Separation Agreement, Mr. Vu agreed that his resignation was voluntary, provided a customary general release to us and also agreed to certain confidentiality, non-disclosure, non-solicitation, non-disparagement, and cooperation covenants in favor of us.

On March 29, 2023, an error in the Separation Agreement was corrected by the parties’ entry into the first amendment to Separation Agreement (the “First Separation Agreement Amendment”), effective as of the date of the original agreement, which clarified that none of the amount received by Mr. Vu pursuant to the Separation Agreement related to a bonus for 2021.

Description of Material Consulting Agreements

Service Agreement with Prof. Sir Marc Feldmann (former Co-Executive Chairman)

On June 1, 2018, CannBioRex Pharma Limited (“CannBioRex”) and Prof. Sir Marc Feldmann Ph.D., our then Executive Co-Chairman, entered into a Service Agreement (the “Feldmann Employment Agreement”). Pursuant to the Feldmann Employment Agreement, Prof. Sir Feldmann serves as the Chairman, CEO and Executive Director of CannBioRex or in such other capacity consistent with his status. Prof. Sir Feldmann’s responsibilities include those customary for the roles in which he serves. Prof. Sir Feldmann receives compensation of £115,000 per year, with annual compensation reviewed by the Board and eligibility for discretionary bonuses, as determined by the Board. CannBioRex also reimburses Prof. Sir Feldmann’s travelling and other business expenses.

Pursuant to the Feldmann Employment Agreement, all intellectual property rights created by Prof. Sir Feldmann or related to his employment belong to and vest in CannBioRex.

The Feldmann Employment Agreement contains a customary non-compete clause prohibiting Prof. Sir Feldmann from working for any competing businesses during the term of his employment, or holding equity in other businesses, except he may hold or beneficially own securities of publicly-traded companies if the aggregate beneficial interests of him and his family does not exceed 5% of that class of securities.

Prof. Sir Feldmann is also prohibited for 12 months following termination (the “Post-Termination Period”) to be involved in any capacity with a competing business or potential joint venture in the United Kingdom or in any other country. During the Post-Termination Period, he may not solicit business from CannBioRex and its affiliates’ customers; or any company with whom he was actively involved in the course of his employment; or about which he holds confidential information. Prof. Sir Feldmann further covenants to not interfere with CannBioRex’s business relationships by inducing or attempting to induce suppliers to take adverse actions during the Post-Termination Period. He also agrees not to induce or attempt to induce any CannBioRex employee to leave the company during the Post-Termination Period. The Feldmann Employment Agreement contains customary non-disclosure and confidentiality obligations, sick leave and vacation time.

The Feldmann Employment Agreement does not have a fixed term. Either party may terminate the agreement by delivering written notice 9 months in advance. CannBioRex may also terminate the Feldmann Employment Agreement at any time with immediate effect by giving written notice. If CannBioRex terminates Prof. Sir Feldmann’s employment without providing 9 months written notice, he will become entitled to a payment equal to his basic salary he would have been entitled to receive if 9 months’ notice were given. The governing law for the Feldmann Employment Agreement is the law of England.

The Board, as recommended by the Compensation Committee of the Company (and/or the Compensation Committee) or separately, may also award Prof. Sir Feldmann bonuses from time to time (in stock, options, cash, or other forms of consideration) in its discretion.

On November 17, 2021, the Board, as recommended by the Compensation Committee, increased the salary of Prof. Sir Feldmann to $225,000 per annum.

Effective on April 27, 2022, CannBioRex and Prof. Sir Feldmann entered into an amendment to the consulting agreement, pursuant to which the parties agreed effective March 1, 2022, that Sir Feldmann’s salary would be reduced by $225,000 (100%), and that such reduced amounts would be accrued and paid on the Funding Determination Date.

On January 10, 2024, and effective on January 1, 2024, the Company entered into a Second Amendment to Consulting Agreement with Prof. Sir Feldmann. Pursuant to the amendment, Prof. Sir Feldmann, effective as of January 1, 2024, agreed to a reduction of his base salary set forth in his consulting agreement by 100%, to £0 per year, with the amount of such salary reduction £14,167 per month or £170,000 per year), accruing monthly in arrears, to be paid upon the Company raising at least $5,000,000 in funding subsequent to the date of the Amendments (the “Funding Date”), provided that in the event the Funding Date does not occur prior to March 15, 2025, the amounts accrued will be forgiven in their entirety.

On March 7, 2024, Sir Marc Feldmann, Ph.D. provided notice to the Board of Directors of his resignation as a member of the Board of Directors, effective on the same date, however, Sir Feldmann continues to serve as an employee of CannBioRex.

Consultancy Agreement and Consulting Agreement with Prof. Lawrence Steinman

On November 17, 2021, and effective on November 1, 2021, we entered into a Consulting Agreement with Lawrence Steinman, M.D., our Executive Chairman (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Dr. Steinman agreed to provide certain consulting services to us, including, but not limited to, participating in defining and setting strategic objectives of the Company; actively seeking out acquisition and merger candidates; and having primary scientific responsibility for our α7nAChR platform (collectively, the “Services”). The initial term of the agreement was for one year (the “Initial Term”); provided that the agreement automatically extends for additional one year periods after the Initial Term (each an “Automatic Renewal Term” and the Initial Term together with all Automatic Renewal Terms, if any, the “Term”), subject to the Renewal Requirements (described below), in the event that neither party provided the other written notice of their intent not to automatically extend the term of the agreement at least 30 days prior to the end of the Initial Term or any Automatic Renewal Term, and since neither party has terminated the agreement, the current term of the agreement is through November 1, 2024, subject to further automatic extensions. The Term can only be extended for an Automatic Renewal Term, provided that (i) Dr. Steinman is re-elected to the Board at our Annual Meeting of Stockholders immediately preceding the date that such Automatic Renewal Term begins; (ii) the Board affirms his appointment as Co-Chairman for the applicable Automatic Renewal Term (or fails to appoint someone else as Co-Chairman prior to such applicable Automatic Renewal Term) and (iii) Dr. Steinman is continuing in his role of having the responsibility for the scientific development for the Company’s α7nAChR platform (the “Renewal Requirements”). The Consulting Agreement also expires immediately upon the earlier of: (i) the date upon which Dr. Steinman no longer serves as Co-Chairman and no longer has primary scientific responsibility for our α7nAChR platform; and (ii) any earlier date requested by either (1) us (as evidenced by a vote of a majority of the Board (excluding Dr. Steinman) at a meeting of the Board), or (2) Dr. Steinman (as evidenced by written notice from Dr. Steinman to the Board). Additionally, we may terminate the Consulting Agreement immediately and without prior notice if Dr. Steinman is unable or refuses to perform the Services, and either party may terminate the Consulting Agreement immediately and without prior notice if the other party is in breach of any material provision of the Consulting Agreement.

We agreed to pay Dr. Steinman $225,000 per year during the term of the agreement, along with a one-time payment of $43,750, representing the difference between his old compensation and new compensation, dating back to April 1, 2021. Pursuant to the Consulting Agreement, Dr. Steinman agreed to not compete against us, unless approved in writing by the Board, during the term of the agreement, and also agreed to certain customary confidentiality provisions and assignment of inventions requirements. The Consulting Agreement also has a 12-month non-solicitation prohibition following its termination.

Effective on April 27, 2022, the Company and Dr. Steinman entered into an amendment to the consulting agreement, pursuant to which the parties agreed effective March 1, 2022, that Dr. Steinman’s salary would be reduced by $56,250 (25%), and that such reduced amount would be accrued and paid on the Funding Determination Date.

On January 10, 2024, and effective on January 1, 2024, the Company entered into a Third Amendment to Consulting Agreement with Lawrence Steinman. Pursuant to the amendment, Dr. Steinman, effective as of January 1, 2024, agreed to a reduction of his base salary set forth in his consulting agreement by 100%, to $0 per year, with the amount of such salary reduction ($18,750 per month or $225,000 per year), accruing monthly in arrears, to be paid on the Funding Date, provided that in the event the Funding Date does not occur prior to March 15, 2025, the amounts accrued will be forgiven in their entirety.

Prof. Jagdeep Nanchahal Consulting Agreement

On February 25, 2021, we (and CannBioRex Pharma Limited, which was added as a party to the agreement later), entered into a Consultancy Agreement dated February 22, 2021, and effective December 1, 2020, with Prof. Jagdeep Nanchahal (as amended, the “Consulting Agreement”). Prof. Nanchahal has been providing services to us and/or our subsidiaries since 2014, was previously a greater than 5% stockholder of the Company and is currently the Chairman of our Clinical Advisory Board.

On March 31, 2021, we entered into a first amendment to Consultancy Agreement with Prof. Jagdeep Nanchahal (the “First Nanchahal Amendment”), which amended the Consultancy Agreement entered into with Prof. Nanchahal on February 25, 2021, to include CannBioRex Pharma Limited, a corporation incorporated and registered in England and Wales (“CannBioRex”), and an indirect wholly-owned subsidiary of the Company, as a party thereto, and to update the prior Consultancy Agreement to provide for cash payments due to Prof. Nanchahal to be paid by CannBioRex, for tax purposes, provide for CannBioRex to be party to certain other provisions of the agreement and to provide for the timing of certain cash bonuses due under the terms of the agreement.

Prof. Nanchahal is a surgeon scientist focusing on defining the molecular mechanisms of common diseases and translating his findings through to early phase clinical trials. He undertook his Ph.D., funded by the U.K. Medical Research Council, whilst a medical student in London and led a lab group funded by external grants throughout his surgical training. After completing fellowships in microsurgery and hand surgery in the USA and Australia, he was appointed as a senior lecturer at Imperial College. His research is focused on promoting tissue regeneration by targeting endogenous stem cells and reducing fibrosis. In 2013 his group identified anti-tumor necrosis factor (TNF) as therapeutic target for Dupuytren’s Contracture, a common fibrotic condition of the hand. He previously lead a Phase 2b clinical trial funded by the Wellcome Trust and Department of Health to assess the efficacy of local administration of anti-TNF in patients with early-stage Dupuytren’s Contracture and a clinical trial for patients with early-stage frozen shoulder. He is a proponent of evidence-based medicine and was the only plastic surgery member of the NICE Guidance Development Groups on complex and non-complex fractures. He was a member of the group that wrote the Standards for the Management of Open Fractures published in 2020. This is an open-source publication to facilitate the care of patients with these severe injuries.

Pursuant to the Consulting Agreement, Prof. Nanchahal agreed, during the term of the agreement, to serve as a consultant to us and provide such services as the Chief Executive Officer and/or our Board shall request from time to time, including but not be limited to: (1) conducting clinical trials in the fields of Dupuytren’s Contracture, frozen shoulder and post-operative delirium/cognitive decline; and (2) conducting laboratory research in other fibrotic disorders, including fibrosis of the liver and lung (collectively, the “Services”).

In consideration for providing the Services, we (through CannBioRex Pharma Limited) agreed to pay Prof. Nanchahal 15,000 British Pounds (GBP) per month (approximately $20,800) during the term of the agreement, increasing to GBP 23,000 (approximately $32,000) on the date (a) of publication of the data from the phase 2b clinical trial for Dupuytren’s Contracture (RIDD) and (b) the date that we have successfully raised over $15 million in capital. The fee will increase annually thereafter to reflect progression in other clinical trials and laboratory research as approved by our Board. We also agreed to pay Prof. Nanchahal a bonus (“Bonus 1”) in the sum of GBP 100,000 upon submission of the Dupuytren’s Contracture clinical trial data for publication in a peer-reviewed journal, which submission occurred in December 2021, and which bonus was paid in December 2021. In addition, for prior work performed, including completion of the recruitment to the RIDD (Dupuytren’s) trial, we agreed to pay Prof. Nanchahal GBP 434,673 (approximately $605,000) (“Bonus 2”). At the election of Prof. Nanchahal, Bonus 2 shall be paid at least 50% (fifty percent) or more, as Prof. Nanchahal elects, in shares of our common stock, at a share price of $1,140.00 per share, or the share price on the date of the grant, whichever is lower, with the remainder paid in GBP. Bonus 2 shall be deemed earned and payable upon us raising a minimum of $15 million in additional funding, through the sale of debt or equity, after December 1, 2020 (the “Vesting Date”) and shall not be accrued, due or payable prior to such Vesting Date. Bonus 2 shall be payable by us within 30 calendar days of the Vesting Date. Finally, Prof. Nanchahal shall receive another one-time bonus (“Bonus 3”) of GBP 5,000 (approximately $7,000) on enrollment of the first patient to the phase 2 frozen shoulder trial, and another one-time bonus (“Bonus 4”) of GBP 5,000 (approximately $7,000) for enrollment of the first patient to the phase 2 delirium/POCD trial. On March 30, 2021, we issued Prof. Nanchahal 265 shares of our common stock in lieu of GBP 217,337 and on April 15, 2021, we issued Prof. Nanchahal 99 shares of our common stock in lieu of GBP 82,588. We also waived the requirement for the Company having to raise $15 million in order for Prof. Nanchahal to agree to receive an aggregate of GBP 300,000 via the issuance of shares. Prof. Nanchahal agreed that the remaining GBP 134,673 that is due pursuant to Bonus 2 shall be paid after we have raised a minimum of $15 million in additional funding. On August 23, 2021, at the request of Prof. Nanchahal, we agreed to issue Prof. Nanchahal 161 shares of common stock in consideration for the remaining 31% (or 134,749 GBP, or $184,606) of Bonus 2, based on a $1,140.00 per share price. The shares were issued under our 2020 Omnibus Incentive Plan, which has been approved by stockholders.

Effective on April 27, 2022, we and CannBioRex entered into a Second Amendment to Consulting Agreement with Prof. Jagdeep Nanchahal (the “Second Nanchahal Amendment”). Pursuant to the Second Nanchahal Amendment, Prof. Nanchahal agreed that upon acceptance of the data for the phase 2b clinical trial for Dupuytren’s disease for publication (which occurred March 1, 2022, subject to editing and final approvals), his monthly fee was increased to £23,000, provided that £4,000 of such increase shall be accrued and £19,000 per month of such fees shall be payable per our payroll practices in cash by us starting effective March 1, 2022, and until the earlier of (a) November 1, 2022 or (b) such time as our Board determines that we have sufficient cash on hand to pay such accrued amounts, which we expect will not be until we have raised a minimum of $15,000,000 (the “Funding Determination Date”), at which time all accrued amounts shall be due.

On December 28, 2022, we and CannBioRex, entered into a Third Amendment to Consultancy Agreement with Prof. Nanchahal (the “Third Nanchahal Amendment”). The Third Nanchahal Amendment amended the Consultancy Agreement to provide that the monthly cash fee payable to Prof. Nanchahal pursuant to such agreement would remain at its then current rate, £23,000 per month, through December 31, 2022, and then increase to £35,000 per month during the term of the Consultancy Agreement from January 1, 2023, until the end of the term of the Consultancy Agreement (collectively, the “Fee”). The Third Nanchahal Amendment also provided that the Fee will be adjusted yearly with the recommendation of our Board or the Compensation Committee of the Company, which will consider in its determination of the amount of such increase, the U.K. consumer price index and Prof. Nanchahal’s contributions to advancing our mission, among other things. The Third Nanchahal Amendment also provided that in the event the Consultancy Agreement is terminated by us for any reason other than cause, Prof. Nanchahal is entitled to a lump sum payment of 12 months of his monthly fee as of the date of termination.

Notwithstanding the above, the Board or Compensation Committee of the Company may grant Prof. Nanchahal additional bonuses from time to time in their discretion, in cash, stock or options.

The Consulting Agreement has an initial term of three years, and renews thereafter for additional three-year terms, until terminated as provided in the agreement, and currently has a term through December 1, 2026. The Consulting Agreement can be terminated by either party with 12 months prior written notice (provided our right to terminate the agreement may only be exercised if Prof. Nanchahal fails to perform his required duties under the Consulting Agreement), or by us immediately if (a) Prof. Nanchahal fails or neglects efficiently and diligently to perform the Services or is guilty of any breach of its or his obligations under the agreement (including any consent granted under it); (b) Prof. Nanchahal is guilty of any fraud or dishonesty or acts in a manner (whether in the performance of the Services or otherwise) which, in our reasonable opinion, has brought or is likely to bring Prof. Nanchahal, the Company or any of its affiliates into disrepute or is convicted of an arrestable offence (other than a road traffic offence for which a non-custodial penalty is imposed); or (c) Prof. Nanchahal becomes bankrupt or makes any arrangement or composition with his creditors. If the Consulting Agreement is terminated by us for any reason other than cause, Prof. Nanchahal is entitled to a lump sum payment of 12 months of his fee as at the date of termination.

The Consulting Agreement includes a 12 month non-compete and non-solicitation obligation of Prof. Nanchahal, preventing him from competing against us in any part of any country in which he was actively engaged in our business, subject to certain exceptions, including research conducted at the University of Oxford. The Consulting Agreement also includes customary confidentiality and assignment of inventions provisions, in each case subject to our previously existing agreements with various universities, including the University of Oxford, where Prof. Nanchahal serves as a Professor of Hand, Plastic and Reconstructive Surgery.

Salary Increases and Temporary Salary and Compensation Accruals

Effective on April 27, 2022, we (directly or through an indirectly wholly-owned subsidiary of the Company) entered into (a) a First Amendment to Amended and Restated Employment Agreement with Dr. Woody (the “First Woody Amendment”); (b) a First Amendment to Employment Agreement with Mr. Vu (the “First Vu Amendment”); (c) a First Amendment to Employment Agreement with Dr. Rothbard (“First Rothbard Amendment”); (d) a First Amendment to Employment Agreement with Prof. Sir Feldmann (the “First Feldmann Amendment”); (e) a First Amendment to Consulting Agreement with Prof. Steinman (the “First Steinman Amendment”); and (f) a Second Amendment to Consulting Agreement with Prof. Nanchahal (the “Second Nanchahal Amendment”), which each amended the agreements currently in place with such individuals as discussed above.

Pursuant to the First Woody Amendment, First Vu Amendment and First Rothbard Amendment, each of Dr. Woody, Mr. Vu and Dr. Rothbard, agreed that effective January 1, 2022, their base salaries of $450,000, $390,000 and $375,000, respectively (their “Base Salaries”) (as provided for in their employment agreements) were amended to increase such amounts by 3% (the “Increase in Salary”) and effective March 1, 2022, their base salaries were reduced by 20% each ($92,700, $80,340 and $96,563, respectively) and that such reduced amounts (the “Accrued Amounts”) shall be accrued until such time as the Board of Directors determines that we have sufficient cash on hand to pay such Accrued Amounts, which we expect will not be until we have raised a minimum of $15,000,000 (the “Funding Determination Date”); and that $370,800, $321,360, and $289,688 of such base salaries, shall be payable per our payroll practices in cash by us to each of Dr. Woody, Mr. Vu and Dr. Rothbard, respectively, starting effective March 1, 2022 until the Funding Determination Date, and that on the Funding Determination Date, their salaries shall increase to the new base salary taking into account the Increase in Salary (with no accrual) ($463,500, $401,700 and $386,250, respectively) and the Accrued Amounts shall be paid by us, provided that in addition, at the discretion of the Board of Directors, the base salaries on the Funding Determination Date of each executive may be further increased by 2%. Additionally, Mr. Rothbard agreed that any future increases to salary will be determined on an annual basis by our Board of Directors at the recommendation of the Compensation Committee, and the annual 10% increases provided in his agreement shall be overridden by such future determinations by the Board of Directors.

Pursuant to the First Feldmann Amendment and First Steinman Amendment, Prof. Sir Feldmann and Prof. Steinman agreed effective March 1, 2022, that their salary would be reduced by $225,000 (100%) and $56,250 (25%), respectively, and that such reduced amounts shall be accrued and paid on the Final Determination Date.

Pursuant to the Second Nanchahal Amendment, Prof. Nanchahal agreed that upon acceptance of the data for the phase 2b clinical trial for Dupuytren’s disease for publication (which occurred March 1, 2022, subject to editing and final approvals), his monthly fee was increased to £23,000, provided that £4,000 of such increase shall be accrued and £19,000 per month of such fees shall be payable per our payroll practices in cash by us starting effective March 1, 2022, and until the earlier of (a) November 1, 2022 and (b) the Funding Determination Date, at which time all Accrued Amounts shall be due.

On May 26, 2022, and effective on June 1, 2022, we entered into (a) a Second Amendment to Employment Agreement with James N. Woody, M.D., Ph.D., the Chief Executive Officer and Director of the Company; (b) a Second Amendment to Employment Agreement with Quan Anh Vu, the former Chief Operating Officer and Chief Business Officer of the Company; (c) a Second Amendment to Employment Agreement with Jonathan Rothbard, Ph.D., Chief Scientific Officer of the Company; and (d) a Second Amendment to Consulting Agreement with Lawrence Steinman, M.D., the Executive Chairman of the Company (collectively, the “Second Amendments”).

Pursuant to the Second Amendments, each of Dr. Woody, Mr. Vu, Dr. Steinman, and Dr. Rothbard, effective as of June 1, 2022, agreed to a further reduction of the base salaries set forth in their respective amended employment and consulting agreements (the “Base Salaries”) by an amount which, after taking into account the First Accrued Amounts, equals 50% of their respective Base Salaries ($231,750, $200,850, $112,500, and $193,125, in total respectively). The reductions to the base salaries of Dr. Woody, Mr. Vu, and Dr. Steinman as affected by the Second Amendments ($139,050, $120,510, $56,250, respectively), are to accrue until such time as we have raised a minimum of $1,000,000. There will be no accrual of the $96,562.50 reduction to the base salary of Dr. Rothbard which was affected by his Second Amendment, provided that Dr. Rothbard’s accrued salary through the effective date of his Second Amendment will continue to remain accrued and will be paid on the Funding Determination Date.

Payment of Back Pay; 2021 Bonuses and Increases in Salaries

On April 27, 2023, and effective on January 1, 2023, we entered into (a) a Third Amendment to Employment Agreement with James N. Woody, M.D., Ph.D., the Chief Executive Officer and Director of the Company; (b) a Third Amendment to Employment Agreement with Ozan Pamir, the Chief Financial Officer of the Company; and (c) a Third Amendment to Employment Agreement with Jonathan Rothbard, Ph.D., Chief Scientific Officer of the Company (collectively, the “Third Amendments”), which each amended the compensation agreements currently in place with such individuals.

The Third Amendments reflected (a) an increase in the salary of each of Dr. Woody, Mr. Pamir and Dr. Rothbard of 3.5%, effective as of January 1, 2023; and (b) in the case of Mr. Pamir, a further increase in salary to $380,000 per annum and an increase in his target bonus to 40%, effective April 1, 2023, as well as a change in his title to Chief Financial Officer.

On April 27, 2023, based on the recommendation of the Compensation Committee, the Board of Directors determined discretionary bonus compensation for the year ended December 31, 2021 for Dr. Woody ($50,000); Mr. Pamir ($22,500, which is in addition to $30,000 previously paid during 2021); and Dr. Rothbard ($10,000). The Board of Directors also determined that no other bonuses would be paid to any executive officer of the Company for fiscal 2021.

Effective April 27, 2023, the Board of Directors, with the recommendation of the Compensation Committee of the Board of Directors, approved the payment of $111,675 to Dr. Woody; $24,154 to Mr. Pamir; and $50,343 to Dr. Rothbard, in back pay owed to such officers. As a result, no back pay is currently owed to Dr. Woody, Mr. Pamir or Dr. Rothbard.

2024 Accruals

On January 10, 2024, and effective on January 1, 2024, we entered into (a) a Fourth Amendment to Amended and Restated Employment Agreement with James N. Woody, M.D., Ph.D., the Chief Executive Officer and Director of the Company; and (b) a Fourth Amendment to Employment Agreement with Jonathan Rothbard, Ph.D., Chief Scientific Officer of the Company (collectively, the “Amendments”), which each amended the compensation agreements currently in place with such individuals.

Pursuant to the Amendments, each of Dr. Woody and Dr. Rothbard, effective as of January 1, 2024, agreed to a reduction of the base salaries set forth in their respective amended employment agreements, by 50%, to $245,000 per year for Dr. Woody and to $100,000 per year for Dr. Rothbard, with the amount of such salary reductions ($20,416 per month for Dr. Woody and $8,333 per month for Dr. Rothbard), accruing monthly in arrears, to be paid upon the Company raising at least $5,000,000 in funding subsequent to the date of the Amendments (the “Funding Date”), provided that in the event the Funding Date does not occur prior to March 15, 2025, the amounts accrued will be forgiven in their entirety.

2022, 2023 and 2024 Bonuses

On January 29, 2024, the Board of Directors of the Company determined that no bonuses would be granted to management for the years ended December 31, 2022 or 2023, and that no bonus amounts would be accrued for the year ended December 31, 2024.

Potential Payments Upon Termination

Pursuant to the employment agreements for Dr. Woody, Dr. Rothbard, and Mr. Pamir, severance benefits will be paid in the event of a termination without “just cause” (as defined in such agreements). Dr. Woody, in the event of such termination, is entitled to severance payments in the form of continued base salary, for the lesser of eighteen (18) months or the then remaining term of the agreement, (ii) payment of any accrued and unpaid annual bonus for any year preceding the year in which the employment terminates; (iii) payment of a pro rata annual bonus for the year in which the employment terminates calculated by multiplying the target bonus amount by a fraction, the numerator of which is the number of calendar days elapsed in the year as of the effective date of termination of employment and the denominator of which is 365; and (iv) payment by us of Dr. Woody’s monthly health insurance premiums. For Dr. Rothbard, in the event of such termination during his first year, Dr. Rothbard would be entitled to his then base salary for a period of 36 months, during his second year, Dr Rothbard would be entitled to his then base salary for a period of 24 months, and 12 months if the termination happens in the third year of Dr. Rothbard’s employment or thereafter; (ii) payment of any accrued and unpaid annual bonus for any year preceding the year in which the employment terminates; (iii) payment of a pro rata annual bonus for the year in which the employment terminates calculated by multiplying the target bonus amount by a fraction, the numerator of which is the number of calendar days elapsed in the year as of the effective date of termination of employment and the denominator of which is 365; and (iv) payment by us of monthly health insurance premiums. For Mr. Pamir, in the event of such termination, he would be entitled to an amount equal to his then current base salary for a period of (3) months.

Director Compensation

The following table sets forth compensation information with respect to our non-employee directors during our fiscal year ended December 31, 2023:

Name	Fees earned or paid in cash ($)		Stock awards ($)(3)		Option Awards ($)(3)		All other compensation ($)		Total ($)
Lawrence Steinman	$-		$-		$84,766	(1)	$168,750	(6)	$253,516
Sir Marc Feldmann, Ph.D., M.D.(a)	$232,970	(4)	$-		$84,766	(1)	$-		$317,736
Larry Gold, Ph.D.(b)	$40,938		$14,375	(5)	$231,255	(1)	$-		$286,568
Donald A. McGovern, Jr., MBA(b)	$48,057		$16,875	(5)	$384,181	(1)(2)	$-		$449,113
Russell T. Ray, MBA(b)	$40,938		$14,375	(5)	$242,840	(1)	$-		$298,153
Teresa DeLuca, M.D., MBA(b)	$52,908		$-		$242,840	(1)	$-		$295,748
Francis Knuettel II, MBA(b)	$52,908		$-		$242,840	(1)	$-		$295,748
Pamela G. Marrone, Ph.D.(b)	$42,717		$15,000	(5)	$242,840	(1)	$-		$300,557

*	The table above does not include the amount of any expense reimbursements paid to the above directors. No directors received any Non-Equity Incentive Plan Compensation or Nonqualified Deferred Compensation. Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is more than $10,000.

(1)	On September 4, 2023, we granted to each of Dr. Gold, Mr. McGovern, Mr. Knuettel, Mr. Steinman, Dr. Feldman, Dr. Marrone, Mr. Ray and Ms. DeLuca, options to purchase up to 790 shares of our common stock at an exercise price of $12.73 per share. The options vest in equal monthly instalments over the 12 months beginning on September 30, 2023, subject to such director’s continued service to our company on such vesting dates.

(2)	On September 4, 2023, we granted to Mr. McGovern options to purchase up to 2,357 shares of our common stock at an exercise price of $12.73 per share. The options vested immediately upon grant.

(3)	Represents the aggregate grant date fair value of the award computed in accordance with the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. The assumptions used in calculating the aggregate grant date fair value of the awards reported in this column are set forth in our Consolidated Financial Statements included in this prospectus. The values provided for these awards are based on applicable accounting standards and do not necessarily reflect the actual amounts realized or realizable. As of December 31, 2023, the aggregate number of option awards outstanding held by each non-employee director (including vested and unvested awards) serving on that date was as follows: Lawrence Steinman - 856; Prof. Sir Marc Feldmann - 856; Larry Gold – 375; Donald A. McGovern, Jr. – 3,085; Russell T. Ray – 346; Teresa DeLuca – 346; Francis Knuettel II – 346; and Pamela G. Marrone – 346.

(4)	Amounts paid were for services rendered as the Executive Chairman.

(5)	On September 4, 2023, we issued 1,130 shares of common stock to Dr. Gold, 1,326 shares of common stock to Mr. McGovern, 1,130 shares of common stock to Mr. Ray, and 1,179 shares of common stock to Dr. Marrone, in lieu of quarterly cash fees earned by each director for the quarter ended June 30, 2023.

(6)	Amounts paid were for consulting services rendered.

(a) Resigned from the Board of Directors effective on December 17, 2023.

(b) Resigned from the Board of Directors effective on March 7, 2024.

In connection with each of Mr. Ray’s, Dr. DeLuca’s, Mr. Knuettel’s and Dr. Marrone’s appointment to the Board of Directors, such persons entered into offer letters with us, dated on or around May 21, 2021 (collectively, the “Offer Letters”). The Offer Letters set forth the compensation that Mr. Ray, Dr. DeLuca, Mr. Knuettel and Dr. Marrone were entitled to receive, including a grant of options to purchase $425,000 of value of shares of our common stock (value per share and number of shares determined by the Black-Scholes calculation on the date of grant)(i.e., options to purchase 208 shares of common stock) (the “Initial Option Grant”), which have been granted to date, and which will vest as to 1/48 of the balance of the option shares upon each month of service after the date of grant and have an exercise price per share equal to the closing sales price of a share of common stock on the grant date. Each of such independent directors resigned from the Board of Directors on December 17, 2023, which also resulted in the termination of each of the Offer Letters.

Effective March 7, 2024, the Board of Directors of the Company appointed Omar Jimenez and Ryan L. Smith (collectively, the “Appointees” and the “Appointments”) as members of the Board of Directors (“Board”), which Appointments were effective as of the same date. Mr. Jimenez and Mr. Smith were each appointed as a Class II director, and will serve until the Company’s 2024 Annual Meeting of Stockholders, until their successors have been duly elected and qualified, or until their earlier death, resignation or removal.

Board of Director Fees

The current policy of the Board of Directors is to pay each independent Board Member (of which there are none), in addition to equity compensation as may be approved from time to time by the Board of Directors and/or Compensation Committee, $40,000 per compensation year as an annual retainer fee payable to each member of the Board of Directors, plus additional committee fees of $5,000 for each member of the Compensation Committee or Nomination and Corporate Governance Committee, and $7,500 for each member of the Audit Committee or Risk Committee; $10,000 for the Chairperson of the Compensation Committee and the Nomination and Corporate Governance Committee and $15,000 for the Chairperson of the Audit Committee and of the Risk Committee. Additionally, the Lead Director (which position is currently open) is to receive an additional equity grant each year valued at $30,000. For independent directors, cash fees are earned and paid one quarter in arrears. The Board of Directors also currently grants each new independent director an option to purchase 264 shares of common stock, at the exercise price equal to the fair market value on the date of grant as calculated pursuant to the Plan, and such options vesting in equal monthly installments over the 48 months after the grant date, subject to the holder’s continued service to us on such vesting dates.

The Board of Directors has not yet initiated a recurring yearly equity compensation grant for independent directors.

Beneficial Ownership of Securities

Security Ownership of Management and Certain Beneficial Owners and Management

The following table contains information regarding the beneficial ownership of our voting stock as of April 18, 2024 (the “Date of Determination”), held by (i) each stockholder known by us to beneficially own more than 5% of the outstanding shares of any class of voting stock; (ii) our directors; (iii) our Named Executive Officers as defined in the paragraph preceding the Summary Executive Compensation Table and our current executive officers; and (iv) all current directors and executive officers as a group. Except where noted, all holders listed below have sole voting power and investment power over the shares beneficially owned by them. Unless otherwise noted, the address of each person listed below is c/o 180 Life Sciences Corp., 3000 El Camino Real, Bldg. 4, Suite 200, Palo Alto, California 94306.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant or upon conversion of a convertible security) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

Beneficial ownership as set forth below is based on our review of our record stockholders list and public ownership reports filed by certain of our stockholders, and may not include certain securities held in brokerage accounts or beneficially owned by the stockholders described below.

Name and Address of Beneficial Owners	Number of Common Stock Shares Beneficially Owned		Percent of Common Stock**
Directors, Executive Officers and Named Executive Officers
James N. Woody	10,165	(1)	1.0%
Jonathan Rothbard	2,856	(2)	*
Ozan Pamir	1,538	(3)	*
Lawrence Steinman	3,191	(4)	*
Blair Jordan	-		-
Omar Jimenez	-		-
Ryan Smith	-		-
All officers and directors as a group (7 persons)	17,750		2.1%

5% Stockholders
None.

*	Less than one percent.

**	Percentages based upon 852,772 shares of our common stock issued and outstanding at April 18, 2024.

(1)	Includes options to purchase 3,684 shares of common stock at an exercise price of $1,683.40 per share and options to purchase 2,960 shares of common stock with an exercise price of $12.73 per share, which have vested, and/or which vest within 60 days of the Record Date.

(2)	Includes options to purchase 789 shares of common stock at an exercise price of $1,501.00 per share and options to purchase 592 shares of common stock with an exercise price of $12.73 per share, which have vested, and/or which vest within 60 days of the Record Date.

(3)	Includes options to purchase 473 shares of common stock at an exercise price of $1,683.40 per share and options to purchase 592 shares of common stock with an exercise price of $12.73 per share, which have vested, and/or which vest within 60 days of the Record Date.

(4)	Includes options to purchase 65 shares of common stock at an exercise price of $1,501.00 per share and options to purchase 592 shares of common stock with an exercise price of $12.73 per share, which have vested, and/or which vest within 60 days of the Record Date.

Change of Control

The Company is not aware of any arrangements which may at a subsequent date result in a change of control of the Company.

Selling Stockholder

The Shares being offered by the Selling Stockholder consist of: (i) 16,138 shares of common stock issuable upon the exercise of the July 2022 Common Warrants, (ii) 135,339 shares of common stock issuable upon the exercise of the December 2022 Common Warrants, (iii) 82,668 shares of common stock issuable upon the exercise of the April 2023 Common Warrants, and (iv) 477,058 shares of common stock issuable upon the exercise of the December 2023 Common Warrants, see the section entitled “Prospectus Summary—Warrants and Related Transactions”, above. We are registering the Shares in order to permit the Selling Stockholder to offer the Shares for resale from time to time.

The table below lists the Selling Stockholder and other information regarding the beneficial ownership of the shares of our common stock by the Selling Stockholder. The second column lists the number of shares of common stock beneficially owned by the Selling Stockholder, based on their ownership of the shares of common stock and Warrants, as of April 18, 2024, assuming exercise of the Warrants held by the Selling Stockholder on that date, if any, without regard to any limitations on exercises. The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholder. The fourth column assumes the sale of all of the Shares offered by the Selling Stockholder pursuant to this prospectus.

Under the terms of each of the Warrants, the Selling Stockholder may not exercise the warrants to the extent such exercise would cause the Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99%, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such Warrants which have not been exercised. The number of shares of common stock in the second and fourth columns do not reflect this limitation.

The Selling Stockholder may sell all, some or none of their Shares in this offering. See “Plan of Distribution.”

	Number of Shares of Common Stock Beneficially Owned Prior to this Offering (1)(2)				Number of Shares of Common Stock Being		Beneficial Ownership of Common Stock After this Offering (2)
Name of Selling Stockholder	Number		Percentage		Offered		Number		Percentage
Armistice Capital, LLC(3)	44,788	(4)(5)	4.99	%(4)	711,203	(6)	82,141	(7)	4.99%

(1)	“Beneficial ownership” means that a person, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days.

(2)	Assumes for purposes of the “Beneficial Ownership of Common Stock After this Offering” that (i) all of the shares of common stock to be registered by the registration statement of which this prospectus is a part are sold in this offering and (ii) the selling stockholder does not acquire additional shares of our common stock after the date of this prospectus and prior to completion of this offering. The registration of this offering of shares does not necessarily mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.

(3)	All of the securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(4)	As of the date of this prospectus, the selling stockholder beneficially owns 242,915 shares of common stock issuable upon the exercise of the August 2023 Common Warrants, 16,138 shares of common stock issuable upon the exercise of the July 2022 Common Warrants, 135,339 shares of common stock issuable upon the exercise of the December 2022 Common Warrants, 82,668 shares of common stock issuable upon the exercise of the April 2023 Common Warrants, and 477,058 shares of common stock issuable upon the exercise of the December 2023 Common Warrants, each with an exercise price of $3.23 per share. Each of the Warrants are subject to a beneficial ownership limitation of 4.99 (in each case, the “beneficial ownership limitation”), which limitation precludes the Master Fund from exercising any portion of such Warrants to the extent that, following such exercise, the Master Fund’s ownership of our common stock would exceed the applicable beneficial ownership limitation. As a result, the ownership of Armistice Capital in the table above is limited to the extent such ownership would result in Armistice Capital exceeding the beneficial ownership limitation.

(5)	Represents shares of common stock equal to 4.99% of the Company’s outstanding common stock following the issuance thereof, as a result of the beneficial ownership limitation.

(6)	The shares of common stock being offered pursuant to this prospectus consist of (i) 9,064,098 shares of common stock issuable upon the exercise of the December 2023 Pre-Funded Warrants, and (ii) 4,886,878 shares of common stock issuable upon the exercise of the December 2023 Common Warrants.

(7)	Represents shares of common stock equal to 4.99% of the Company’s outstanding common stock following the issuance thereof, as a result of the beneficial ownership limitation. Assuming the sale of all securities offered herein, the selling stockholder would own 242,915 shares of common stock issuable upon the exercise of the August 2023 Common Warrants.

Plan of Distribution

The Selling Stockholder and any of their pledgees, assignees, transferees and successors-in-interest may, from time to time, sell any or all of the Shares covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell the Shares under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the Shares or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The Selling Stockholder may also sell the Shares short and deliver the Shares to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell the Shares. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares.

We are required to pay certain fees and expenses incurred by us incident to the registration of the Shares. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until all of the Shares underlying the Warrants have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Description of Capital Stock

Authorized Capital Stock

The following summary of the material terms of our capital stock is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Certificate of Incorporation in its entirety for a complete description of the rights and preferences of our securities.

As of the date of this prospectus, we have 100,000,000 authorized shares of common stock, $0.0001 par value per share and 5,000,000 shares of preferred stock, $0.0001 par value per share, of which 1,000,000 shares have been designated as Series A Convertible Preferred Stock, and a total of 852,772 shares of common stock and no shares of Series A Preferred Stock were outstanding.

As of the date of this prospectus, there were 138 holders of record of our common stock.

The following description summarizes the material terms of our securities. Because it is only a summary, it may not contain all of the information that is important to you.

Common Stock

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of our common stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of our stockholders. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders and do not have the right to cumulate votes in the election of directors.

Holders of common stock will be entitled to receive dividends and other distributions, if any, in amounts declared from time to time by our Board of Directors in its discretion out of funds legally available therefor and shall share equally on a per share basis in these dividends and distributions.

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock, if any, have been satisfied.

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Our Board of Directors is divided into two classes, with only one class of directors being elected in each year and each class generally serving a two-year term.

Preferred Stock

Our Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board of Directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board of Directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board of Directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

Stock Exchange Listing

Our common stock is currently listed on Nasdaq under the symbol “ATNF”.

Stock Exchange Listing

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”) regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our Board of Directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●	on or subsequent to the date of the transaction, the business combination is approved by our Board of Directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our Certificate of Incorporation provides that our Board of Directors be classified into two classes of directors. As a result, in most circumstances, a person can gain control of our Board of Directors only by successfully engaging in a proxy contest at two or more annual meetings.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Securities Eligible for Future Sale

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of common stock then outstanding; or

●	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Legal Matters

The validity of the securities offered by this prospectus have been passed upon for us by The Loev Law Firm, PC. David M. Loev, the President and sole owner of The Loev Law Firm, PC, beneficially owns less than 1% of the outstanding shares of our common stock.

Experts

The consolidated financial statements of 180 Life Sciences Corp. and subsidiaries as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023, are incorporated into this prospectus by reference from 180 Life Science Corp.’s Annual Report on Form 10-K for the year ended December 31, 2023, have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon, incorporated herein by reference, and have been incorporated in this prospectus and Registration Statement in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, any interest, directly or indirectly, in our Company or any of our parents or subsidiaries, nor was any such person connected with us or any of our parents or subsidiaries, if any, as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available, free of charge, on our website at www.180lifesciences.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement that we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except the SEC registration fee.

SEC registration fee		$985
Legal fees and expenses		**
Accounting fees and expenses		**
Miscellaneous fees and expenses		**
Total	$	**

*	This amount represents the aggregate SEC registration fees which were previously paid with the filings of the previous registration statements (File Nos. 333-276796, and 333-271703).

**	Estimated fees and expenses not presently known.

Item 14. Indemnification of Directors and Officers.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Our Certificate of Incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and our bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, we have entered into indemnification agreements with directors, officers and some employees containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements will require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15. Recent Sales of Unregistered Securities.

In April 2021, we issued 100 shares of our common stock to Dr. Jagdeep Nanchahal, a consultant, pursuant to the terms of his consulting agreement, as partial consideration for a bonus owed to Dr. Nanchahal. We issued such securities without registration under the Securities Act, based on the exemption from registration afforded by Section 4(a)(2) thereof and/or Rule 506(b) of Regulation D promulgated thereunder.

On July 30, 2021, we entered into a Mutual Release and Settlement Agreement with Alpha Capital Anstalt pursuant to which we issued 395 shares of our common stock, and three-year warrants to purchase up to 66 shares of our common stock (exercisable at an exercise price of $2,686.60 per share), to Alpha Capital Anstalt. We issued such securities without registration under the Securities Act, based on the exemption from registration afforded by Section 4(a)(2) thereof and/or Rule 506(b) of Regulation D promulgated thereunder.

In August 2021, we issued 14 shares of our common stock for director fees due to Donald A. McGovern, Jr., our former lead independent director, in consideration for services rendered, and 13 shares of our common stock for director fees due to Larry Gold, a former independent director, in consideration for services rendered. We issued such securities without registration under the Securities Act, based on the exemption from registration afforded by Section 4(a)(2) thereof and/or Rule 506(b) of Regulation D promulgated thereunder.

On August 19, 2021, we entered into a securities purchase agreement with the purchasers identified on the signature pages thereto pursuant to which we sold to the purchasers an aggregate of 6,579 shares of our common stock and warrants to purchase up to an aggregate of 6,579 shares of our common stock at a combined purchase price of $2,280.00 per share and accompanying warrant. The offering closed on August 23, 2021. We issued such securities without registration under the Securities Act, based on the exemption from registration afforded by Section 4(a)(2) thereof and/or Rule 506(b) of Regulation D promulgated thereunder.

On August 23, 2021, at the request of Prof. Nanchahal, we agreed to issue Prof. Nanchahal 162 shares of our common stock in consideration for the remaining portion of a bonus payable based on a $1,140.00 per share price. The shares were issued under our 2020 Omnibus Incentive Plan. We claim an exemption from registration pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act for such issuance.

On April 5, 2023, in connection with the April 2023 Offering, we entered into a placement agent agreement with A.G.P. On April 5, 2023, in connection with the placement agent agreement, we also entered into a securities purchase agreement pursuant to which we issued and sold, in a private placement, warrants to purchase up to 82,668 shares of our common stock at a purchase price per share (and accompanying warrant) of $36.29 in the concurrent private placement (together with the registered direct offering). The April 2023 Offering closed on April 10, 2023. The net proceeds to us from the offering was approximately $2.7 million, after deducting placement agent fees and expenses and estimated offering expenses payable by us. We issued the warrants to purchase up to 82,668 shares of our common stock without registration under the Securities Act, based on the exemption from registration afforded by Section 4(a)(2) thereof and/or Rule 506(b) of Regulation D promulgated thereunder.

On November 28, 2023, the Company entered into Amendment No. 1 to the August SPA with a certain institutional investor (the “Purchaser”)(the “December 2023 SPA Amendment”), pursuant to which (i) the Purchaser agreed to pay an additional $830,769.30 in connection with the repricing of the August Shares and August Pre-Funded Warrants (the “Repricing Amount”), (ii) the Company agreed to issue to the Purchaser (x) pre-funded warrants to purchase up to 257,205 shares of common stock, with an exercise price of $0.0001 per share (the “December 2023 Pre-Funded Warrants”), and (y) warrants to purchase up to 477,058 shares of common stock, with an exercise price of $0.17 per share (the “December 2023 Common Warrants” and, together with the December 2023 Pre-Funded Warrants, the “December 2023 Warrants”), and (iii) the Company and the Purchaser agreed to enter into the Warrant Amendment Agreement.

In accordance with the December 2023 SPA Amendment, the Company entered into a warrant amendment agreement with the Purchaser, dated November 28, 2023 (the “December 2023 Warrant Amendment Agreement”), whereby the Company agreed to amend the following outstanding warrants held by the Purchaser: (i) warrants to purchase up to 135,339 shares of common stock, issued on December 22, 2022, and amended in January 2023, April 2023 and August 2023; (ii) warrants to purchase up to 16,138 shares of common stock, issued on July 20, 2022 and amended in April 2023 and August 2023; (iii) warrants to purchase up to 82,668 shares of common stock, issued on April 10, 2023 and August 2023; and (iv) warrants to purchase up to 242,915 shares of common stock underlying the August Common Warrants (collectively, the “Existing Common Warrants”). Pursuant to the Warrant Amendment Agreement, the Existing Common Warrants were amended (the “December 2023 Warrant Amendment”) to not be exercisable until the Company obtained stockholder approval for the issuance of up to 477,058 shares of common stock upon exercise of the Existing Common Warrants (the “Existing Common Warrant Shares”), which stockholder approval was received on February 16, 2024. The Existing Common Warrants have an exercise price equal to $3.23 per share, and the Existing Common Warrants will expire on February 16, 2029. The other terms of the Existing Common Warrants will remain unchanged.

The warrants and the warrant shares have not been registered under the Securities Act, and were instead offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act.

On February 21, 2024, February 28, 2024, March 6, 2024 and March 7, 2024, the holder of pre-funded warrants to purchase shares of common stock of the Company at an exercise price of $0.0019 per share, exercised warrants to purchase 58,520, 64,684, 72,000 and 62,000 shares of common stock, respectively, for $111.19, $122.90, $136.80 and $117.80 of cash, respectively, and was issued 58,520, 64,684, 72,000 and 62,000 shares of common stock upon exercise thereof, respectively. The exercise of the warrants was exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

On March 12, 2024, a holder of Class K Special Voting Shares converted such shares into 14 shares of common stock of the Company in a transaction exempt from registration pursuant to Section 3(a)(9) of the Securities Act. As a result of such conversion, there are no longer any Class K Special Voting Shares.

Item 16. Exhibits.

No.	Description
1.1	Placement Agent Agreement, dated April 5, 2023, between 180 Life Sciences Corp. and A.G.P./Alliance Global Partners (filed as Exhibit 1.1 to the registrant’s Current Report on Form 8-K filed on April 10, 2023 and incorporated by reference herein).
1.2	Placement Agency Agreement, dated August 9, 2023, by and between 180 Life Sciences Corp. and A.G.P./Alliance Global Partners. (filed as Exhibit 1.1 to the registrant’s Current Report on Form 8-K filed on August 15, 2023 and incorporated by reference herein).
3.1	Second Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on November 12, 2020 and incorporated by reference herein).
3.2	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on December 15, 2022 (filed as Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on December 16, 2022 and incorporated by reference herein).
3.3	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of 180 Life Sciences Corp., filed with the Secretary of State of Delaware on February 26, 2024 (Filed as Exhibit 3.1 To the Current Report on Form 8-K filed by the registrant on February 28, 2024, and incorporated by reference herein).
3.4	Second Amended and Restated Bylaws of 180 Life Sciences Corp., effective as of September 4, 2023 (filed as Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on September 7, 2023 and incorporated by reference herein).
4.1	Specimen Common Stock Certificate (filed as Exhibit 4.2 to the registrant’s Registration Statement Form S-1 filed on April 26, 2017 and incorporated herein by reference).
4.2	Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (filed as Exhibit 4.6 to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Commission on March 31, 2023 and incorporated herein by reference).
4.3	Form of July Common Warrant (filed as Exhibit 4.2 to the registrant’s Current Report on Form 8-K filed on July 19, 2022 and incorporated by reference herein).
4.4	Form of December Common Warrant (filed as Exhibit 4.2 to the registrant’s Current Report on Form 8-K filed on December 22, 2022 and incorporated by reference herein).
4.5	Amendment No. 1 to the December 2022 Common Warrants, dated January 12, 2023, by and between 180 Life Sciences Corp. and the Selling Stockholder (filed as Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on January 12, 2023 and incorporated by reference herein).
4.6	Amendment No. 1 to the Warrants, dated April 5, 2023, by and between 180 Life Sciences Corp. and the Selling Stockholder. (filed as Exhibit 10.11 to the registrant’s Quarterly Report on Form 10-Q filed on May 15, 2023 and incorporated by reference herein).
4.7	Form of April Common Warrant (filed as Exhibit 4.2 to the registrant’s Current Report on Form 8-K filed on April 10, 2023 and incorporated by reference herein).
4.8	Warrant Agent Agreement for Pre-Funded Warrants and Common Warrants, dated August 14, 2023, by and between 180 Life Sciences Corp. and Continental Stock Transfer & Trust Company. (filed as Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on August 15, 2023 and incorporated by reference herein).
4.9	Warrant Amendment Agreement, dated August 9, 2023, by and between the Company and Armistice Capital Master Fund Ltd. (filed as Exhibit 4.4 to the registrant’s Current Report on Form 8-K filed on August 15, 2023 and incorporated by reference herein).
4.10	Form of Warrant Agent Agreement for December 2023 Pre-Funded Warrants and Common Warrants (filed as Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on November 29, 2023 and incorporated by reference herein).

4.11	Form of December 2023 Pre-Funded Warrant (included as Annex A to Exhibit 4.11) (filed as Exhibit 4.2 to the registrant’s Current Report on Form 8-K filed on November 29, 2023 and incorporated by reference herein).
4.12	Form of December 2023 Common Warrant (included as Annex B to Exhibit 4.11) (filed as Exhibit 4.3 to the registrant’s Current Report on Form 8-K filed on November 29, 2023 and incorporated by reference herein).
4.13	Warrant Amendment Agreement, dated November 28, 2023, by and between the Company and the Purchaser (filed as Exhibit 4.4 to the registrant’s Current Report on Form 8-K filed on November 29, 2023 and incorporated by reference herein).
5.1*	Opinion of The Loev Law Firm, PC.
10.1	Registration Rights Agreement among the registrant and certain securityholders (filed as Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed on June 7, 2017 and incorporated by reference herein).
10.2	Form of Indemnity Agreement (filed as Exhibit 10.8 to the registrant’s Registration Statement Form S-1 filed on April 26, 2017 and incorporated by reference herein).
10.3	Form of Guarantee and Commitment Agreement (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on July 26, 2019 and incorporated herein by reference).
10.4#	180 Life Sciences Corp. 2020 Omnibus Incentive Plan (filed as Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed on November 12, 2020 and incorporated by reference herein).
10.5#	Form of Stock Option Agreement (Independent Directors August 2021 Grants) (filed as Exhibit 10.9 to the registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021 filed on August 16, 2021 and incorporated herein by reference).
10.6#	Form of Stock Option Agreement 180 Life Sciences Corp. 2020 Omnibus Incentive Plan (filed as Exhibit 4.2 to the registrant’s Form S-8 filed on September 30, 2021 and incorporated by reference herein).
10.7#	Form of Restricted Stock Grant Agreement and Stock Option Agreement 180 Life Sciences Corp. 2020 Omnibus Incentive Plan (filed as Exhibit 4.3 to the registrant’s Form S-8 filed on September 30, 2021 and incorporated by reference herein).
10.8	Promissory Note, dated March 15, 2019 issued to KBL IV Sponsor LLC (filed as Exhibit 10.13 to the registrant’s Registration Statement Form S-4 filed on November 12, 2019 and incorporated by reference herein).
10.9	Registration Rights Agreement, dated June 12, 2020, by and among the Company and the parties signatory thereto (filed as Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on July 2, 2020 and incorporated herein by reference).
10.10	Registration Rights Agreement, dated September 8, 2020, by and among the Company and the parties signatory thereto (filed as Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on September 14, 2020 and incorporated herein by reference).
10.11	Amended and Restated Promissory Note, dated September 8, 2020, issued to KBL IV Sponsor LLC (filed as Exhibit 10.24 to the registrant’s Registration Statement on Form S-1 filed on October 19, 2020 and incorporated by reference herein).
10.12#	Employment Agreement, dated July 1, 2020, by and between 180 Life Corp. (f/k/a 180 Life Sciences Corp.) and James N. Woody, M.D., Ph.D. (filed as Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed on November 12, 2020 and incorporated by reference herein).
10.13#	First Amendment to Employment Agreement by and between 180 Life Corp. (f/k/a 180 Life Sciences Corp.) and James N. Woody, M.D., Ph.D. (filed as Exhibit 10.5 to the registrant’s Current Report on Form 8-K filed on November 12, 2020 and incorporated herein by reference).
10.14	Amendment Agreement dated November 25, 2020 (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on November 27, 2020 and incorporated herein by reference).
10.15	Registration Rights Agreement dated as of February 23, 2021 by and between 180 Life Sciences Corp. and the purchasers signatory thereto (filed as Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed on February 24, 2021 and incorporated herein by reference).
10.16#	Form of Lock-Up Agreement between 180 Life Sciences Corp. and its directors and executive officers (filed as Exhibit 10.5 to the registrant’s Current Report on Form 8-K filed on February 24, 2021 and incorporated herein by reference).

10.17#	Consultancy Agreement dated February 22, 2021, by and between 180 Life Sciences Corp. and Prof. Jagdeep Nanchahal (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on March 3, 2021 and incorporated herein by reference).
10.18#	Amended and Restated Employment Agreement dated February 25, 2021 and effective November 6, 2020, by and between 180 Life Sciences Corp. and James N. Woody (filed as Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on March 3, 2021 and incorporated herein by reference).
10.19#	James N. Woody — Stock Option Agreement effective February 26, 2021 (filed as Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed on March 3, 2021 and incorporated herein by reference).
10.20#	Employment Agreement dated February 24, 2021, and effective November 6, 2020, by and between 180 Life Sciences Corp. and Ozan Pamir and Amendment and Correction Thereto dated March 1, 2021 (filed as Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed on March 3, 2021 and incorporated herein by reference).
10.21#	Ozan Pamir — Stock Option Agreement effective February 26, 2021 (filed as Exhibit 10.5 to the registrant’s Current Report on Form 8-K filed on March 3, 2021 and incorporated herein by reference).
10.22#	First Amendment to Consultancy Agreement dated March 31, 2021, by and between 180 Life Sciences Corp. and Prof. Jagdeep Nanchahal (filed as Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on April 2, 2021 and incorporated herein by reference).
10.23	Settlement and Mutual Release Agreement dated May 4, 2021 by and between 180 Life Sciences Corp. and EarlyBirdCapital, Inc. (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on May 7, 2021 and incorporated herein by reference).
10.24#	Second Amendment to Employment Agreement dated May 27, 2021, and effective November 6, 2020, by and between 180 Life Sciences Corp. Katexco Pharmaceuticals Corp. and Ozan Pamir (filed as Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on May 27, 2021 and incorporated herein by reference).
10.25#	Form of Director Nominee Offer Letter (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on May 27, 2021 and incorporated herein by reference).
10.26#	Employment Agreement dated August 21, 2019 between the registrant and Jonathan Rothbard (filed as Exhibit 10.44 to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed on July 9, 2021 and incorporated herein by reference).
10.27	Mutual Release and Settlement Agreement dated as of July 31, 2021 among Alpha Capital Anstalt and the registrant (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on August 2, 2021 and incorporated herein by reference).
10.28	Registration Rights Agreement dated as of August 23, 2021 by and between 180 Life Sciences Corp. and the purchasers signatory thereto (filed as Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed on August 24, 2021 and incorporated herein by reference).
10.29	Form of Lock-Up Agreement between the 180 Life Sciences Corp. and its directors and executive officers (filed as Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed on August 24, 2021 and incorporated herein by reference).
10.30£	Settlement and Mutual Release Agreement dated September 17, 2021, by and between 180 Life Sciences Corp. and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on September 20, 2021 and incorporated herein by reference).
10.31	Debt Conversion Agreement dated September 30, 2021, by and between 180 Life Sciences Corp. and Dr. Lawrence Steinman and Sir Marc Feldmann (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on October 5, 2021 and incorporated by reference herein).
10.32#	Consulting Agreement dated November 17, 2021, by and between 180 Life Sciences Corp. and Lawrence Steinman, M.D. (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on November 18, 2021 and incorporated by reference herein).
10.33#	First Amendment to Amended and Restated Employment Agreement dated April 27, 2022, between 180 Life Sciences Corp. and James N. Woody, M.D., Ph.D. (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on April 28, 2022 and incorporated by reference herein).

10.34#	First Amendment to Employment Agreement dated April 27, 2022, between 180 Life Sciences Corp. and Jonathan Rothbard, Ph.D. (filed as Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed on April 28, 2022 and incorporated by reference herein).
10.35#	First Amendment to Employment Agreement dated April 27, 2022, between Cannbiorex Pharma Ltd. and Sir Marc Feldmann, Ph.D. (filed as Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed on April 28, 2022 and incorporated by reference herein).
10.36#	First Amendment to Consulting Agreement dated April 27, 2022, between 180 Life Sciences Corp. and Lawrence Steinman, M.D. (filed as Exhibit 10.5 to the registrant’s Current Report on Form 8-K filed on April 28, 2022 and incorporated by reference herein).
10.37#	Second Amendment to Consulting Agreement dated April 27, 2022, between Cannbiorex Pharma Ltd. and Prof. Jagdeep Nanchahal (filed as Exhibit 10.6 to the registrant’s Current Report on Form 8-K filed on April 28, 2022 and incorporated by reference herein).
10.38#	Second Amendment to Employment Agreement dated May 26, 2022 and effective as of June 1, 2022, between 180 Life Sciences Corp. and James N. Woody, M.D., Ph.D. (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on May 26, 2022 and incorporated by reference herein).
10.39#	Second Amendment to Employment Agreement dated May 26, 2022 and effective as of June 1, 2022, between 180 Life Sciences Corp. and Jonathan Rothbard, Ph.D. (filed as Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed on May 26, 2022 and incorporated by reference herein).
10.40#	Second Amendment to Consulting Agreement dated May 26, 2022 and effective as of June 1, 2022, between 180 Life Sciences Corp. and Lawrence Steinman, M.D (filed as Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed on May 26, 2022 and incorporated by reference herein).
10.41#	180 Life Sciences Corp. 2022 Omnibus Incentive Plan (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on June 14, 2022 and incorporated by reference herein).
10.42£	Securities Purchase Agreement dated July 17, 2022, by and between 180 Life Sciences Corp. and the Purchaser (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on July 19, 2022 and incorporated by reference herein).
10.43

Warrant Agent Agreement for the July 2022 Common Warrants, dated July 29, 2022, by and between 180 Life Sciences Corp. and Continental Stock Transfer & Trust Company (filed as Exhibit 10.43 to the registrant’s Registration Statement on Form S-1 filed on May 5, 2023 and incorporated by reference herein).

10.44	Form of Lock-Up Agreement (July 2022 Offering) (filed as Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on July 19, 2022 and incorporated by reference herein).
10.45£	Securities Purchase Agreement dated December 20, 2022, by and between 180 Life Sciences Corp. and the Purchaser (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on December 22, 2022 and incorporated by reference herein).
10.46	Warrant Agent Agreement for the December 2022 Common Warrants, dated December 22, 2022, by and between 180 Life Sciences Corp. and Continental Stock Transfer & Trust Company (filed as Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed on December 22, 2022 and incorporated by reference herein).
10.47	Form of Lock-Up Agreement (December 2022 Offering) (filed as Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed on December 22, 2022 and incorporated by reference herein).
10.48#	Third Amendment to Consulting Agreement dated December 28, 2022, between 180 Life Sciences Corp., Cannbiorex Pharma Ltd. and Prof. Jagdeep Nanchahal (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on December 29, 2022 and incorporated by reference herein).
10.49#	Amendment to the Warrant Agent Agreement, dated January 13, 2023, by and between 180 Life Sciences Corp. and Continental Stock Transfer & Trust Company (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on January 18, 2023 and incorporated by reference herein).
10.50#	Separation and Release Agreement, dated January 18, 2023, by and between 180 Life Sciences Corp. and Quan Vu (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on January 20, 2023 and incorporated by reference herein).
10.51#	First Amendment to Separation and Release Agreement, dated March 29, 2023, by and between 180 Life Sciences Corp. and Quan Vu (filed as Exhibit 10.59 to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Commission on March 31, 2023 and incorporated herein by reference).
10.52£	Securities Purchase Agreement dated April 10, 2023, by and between 180 Life Sciences Corp. and the Purchaser (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on April 10, 2023 and incorporated by reference herein).
10.53	Warrant Agent Agreement for the April 2023 Common Warrants, dated April 10, 2023 by and between 180 Life Sciences Corp. and Continental Stock Transfer & Trust Company (filed as Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed on April 10, 2023 and incorporated by reference herein).
10.54	Form of Lock-Up Agreement (April 2023 Offering) (filed as Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed on April 10, 2023 and incorporated by reference herein).

10.55#	Third Amendment to Employment Agreement dated April 27, 2023 and effective as of January 1, 2023, between 180 Life Sciences Corp. and James N. Woody, M.D., Ph.D. (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on April 28, 2023 and incorporated by reference herein).
10.56#	Third Amendment to Employment Agreement dated April 27, 2023 and effective as of January 1, 2023, between 180 Life Sciences Corp. and Ozan Pamir (filed as Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on April 28, 2023 and incorporated by reference herein).
10.57#	Third Amendment to Employment Agreement dated April 27, 2023 and effective as of January 1, 2023, between 180 Life Sciences Corp. and Jonathan Rothbard, Ph.D. (filed as Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed on April 28, 2023 and incorporated by reference herein).
10.58#	Amended and Corrected Third Amendment to Employment Agreement dated May 9, 2023, between 180 Life Sciences Corp. and Ozan Pamir (filed as Exhibit 10.12 to the registrant’s Current Report on Form 8-K filed on May 15, 2023 and incorporated by reference herein).
10.59#	First Amended and Restated 180 Life Sciences Corp. 2022 Omnibus Incentive Plan (filed as Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on July 10, 2023 and incorporated by reference herein).
10.60£	Securities Purchase Agreement dated August 9, 2023, by and between 180 Life Sciences Corp. and the Institutional Investor. (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on August 15, 2023 and incorporated by reference herein).
10.61	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.56 to the Company’s Registration Statement on Form S-1 (File No. 333-272749) filed on June 16, 2023).
10.62#	Form of Stock Option Agreement (First Amended and Restated 2022 Omnibus Incentive Plan) (filed as Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on September 7, 2023 and incorporated by reference herein).
10.63	Termination Letter (Oxford License) September 22, 2023 (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on September 28, 2023 and incorporated by reference herein).
10.64£	Amendment No. 1 to the Securities Purchase Agreement, dated November 28, 2023, by and between 180 Life Sciences Corp. and the Purchaser (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on November 29, 2023 and incorporated by reference herein).
10.65#	Fourth Amendment to Employment Agreement dated January 10, 2024 and effective as of January 1, 2024, between 180 Life Sciences Corp. and James N. Woody, M.D., Ph.D. (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on January 17, 2024 and incorporated by reference herein).
10.66#	Fourth Amendment to Employment Agreement dated January 10, 2024 and effective as of January 1, 2024, between 180 Life Sciences Corp. and Jonathan Rothbard, Ph.D. (filed as Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on January 17, 2024 and incorporated by reference herein).
10.67#	Third Amendment to Consulting Agreement dated January 10, 2024 and effective as of January 1, 2024, between 180 Life Sciences Corp. and Lawrence Steinman, M.D. (filed as Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed on January 17, 2024 and incorporated by reference herein).
10.68#	Second Amendment to Consulting Agreement dated January 10, 2024 and effective as of January 1, 2024, between Cannbiorex Pharma Ltd. and Sir Marc Feldmann(filed as Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed on January 17, 2024 and incorporated by reference herein).
10.69#	Offer Letter between 180 Life Science Corp. and Blair Jordan (director) dated February 24, 2024 and effective February 28, 2024 (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on February 29, 2024 and incorporated by reference herein).
10.70#	Offer Letter between 180 Life Science Corp. and Omar Jimenez (director) dated March 4, 2024 and effective March 7, 2024 (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on March 11, 2024 and incorporated by reference herein).
10.71#	Offer Letter between 180 Life Science Corp. and Ryan L. Smith (director) dated March 5, 2024 and effective March 7, 2024 (filed as Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on March 11, 2024 and incorporated by reference herein).
10.72#	Second Amended and Restated 180 Life Sciences Corp. 2022 Omnibus Incentive Plan (filed as Exhibit 10.2 to the Current Report on Form 8-K filed on February 16, 2024, and incorporated herein by reference)
21.1	List of Subsidiaries (filed as Exhibit 21.1 to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Commission on March 31, 2023 and incorporated herein by reference).
23.1*	Consent of Marcum LLP, independent registered public accounting firm.
23.2*	Consent of The Loev Law Firm, PC (included in Exhibit 5.1).
24*	Power of Attorney (included on signature page of this Registration Statement).
101.INS*	Inline XBRL Instance Document.
101.SCH*	Inline XBRL Taxonomy Extension Schema Document.
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
107*	Filing Fee Table.

*	Filed herewith.

#	Management contract or compensatory plans or arrangements.

£	Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Palo Alto, State of California, on April 19, 2024.

180 LIFE SCIENCES CORP.

By:	/s/ James N. Woody
Name:	James N. Woody
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signature appears below constitute and appoint James N. Woody, M.D., Ph.D. and Ozan Pamir, and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and generally to do all such things in their names and behalf in their capacities as officers and directors to enable Vertex Energy, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ James N. Woody	Chief Executive Officer and Director	April 19, 2024
James N. Woody	(Principal Executive Officer)

/s/ Ozan Pamir	Chief Financial Officer	April 19, 2024
Ozan Pamir	(Principal Financial and Accounting Officer)

/s/ Lawrence Steinman	Executive Chairman and Director	April 19, 2024
Lawrence Steinman

/s/ Blair Jordan	Lead Director	April 19, 2024
Blair Jordan

/s/ Omar Jimenez	Director	April 19, 2024
Omar Jimenez

/s/ Ryan Smith	Director	April 19, 2024
Ryan Smith